Exhibit 10.2

LOAN AND SECURITY AGREEMENT

THIS LOAN AND SECURITY AGREEMENT (this “Agreement”) dated as of                     , 2011 (the “Effective Date”) between SILICON VALLEY BANK, a California corporation (“Bank”), and, SEQUENOM, INC., a Delaware corporation (“Parent”) and SEQUENOM CENTER FOR MOLECULAR MEDICINE, LLC, a Michigan limited liability company (“Sequenom Center”) (each a “Borrower” and collectively “Borrowers”), provides the terms on which Bank shall lend to Borrowers and Borrowers shall repay Bank. The parties agree as follows:

1 ACCOUNTING AND OTHER TERMS

Accounting terms not defined in this Agreement shall be construed following GAAP. Calculations and determinations must be made following GAAP. Capitalized terms not otherwise defined in this Agreement shall have the meanings set forth in Section 13. All other terms contained in this Agreement, unless otherwise indicated, shall have the meaning provided by the Code to the extent such terms are defined therein.

2 LOAN AND TERMS OF PAYMENT

2.1 Promise to Pay. Borrowers hereby unconditionally promise to pay Bank the outstanding principal amount of all Credit Extensions and accrued and unpaid interest thereon as and when due in accordance with this Agreement.

2.1.1 Revolving Advances.

(a) Availability. Subject to the terms and conditions of this Agreement, Bank shall make Advances to Parent not exceeding the Availability Amount. Amounts borrowed hereunder may be repaid and, prior to the Revolving Line Maturity Date, reborrowed, subject to the applicable terms and conditions precedent herein.

(b) Termination; Repayment. The Revolving Line terminates on the Revolving Line Maturity Date, when the principal amount of all Advances, the unpaid interest thereon, and all other Obligations relating to the Revolving Line shall be immediately due and payable.

(c) Early Termination. Borrowers shall have the option to terminate the Revolving Line, provided Borrowers (i) provide written notice to Bank of their election to terminate the Revolving Line at least ten (10) Business Days prior to such termination, and (ii) pay to Bank on the date of such termination an amount equal to the sum of (A) all outstanding principal of the Advances plus accrued interest thereon through the termination date, (B) the Revolving Line Early Termination Fee, plus (C) all other sums, that shall have become due and payable hereunder with respect to the Revolving Line, including Bank Expenses, if any, and interest at the Default Rate with respect to any past due amounts.

2.1.2 Letters of Credit Sublimit.

(a) As part of the Revolving Line, Bank shall issue or have issued Letters of Credit denominated in Dollars or a Foreign Currency for a Borrower’s account. The aggregate Dollar Equivalent amount utilized for the issuance of Letters of Credit shall at all times reduce the amount otherwise available for Advances under the Revolving Line. The aggregate Dollar Equivalent of the face amount of outstanding Letters of Credit (including drawn but unreimbursed Letters of Credit and any Letter of Credit Reserve) may not exceed the lesser of (A) Two Million Dollars ($2,000,000), minus (i) the sum of all amounts used for Cash Management Services, and minus (ii) the FX Reduction Amount, or (B) the lesser of Revolving Line or the Borrowing Base, minus (i) the sum of all outstanding principal amounts of any Advances (including any amounts used for Cash Management Services), and minus (ii) the FX Reduction Amount.

(b) If, on the Revolving Line Maturity Date (or the effective date of any termination of this Agreement), there are any outstanding Letters of Credit, then on such date Borrowers shall provide to Bank cash collateral in an amount equal to one hundred five percent (105%) of the Dollar Equivalent of the face amount of all such Letters of Credit plus all interest, fees, and costs due or to become due in connection therewith (as estimated by Bank in its good faith business judgment), to secure all of the Obligations relating to such Letters of Credit. All Letters of Credit shall be in form and substance acceptable to Bank in its sole discretion and shall be subject to the terms and conditions of Bank’s standard Application and Letter of Credit Agreement (the “Letter of Credit Application”). Borrowers agree to execute any further documentation in connection with the Letters of Credit as Bank may reasonably request. Borrowers further agree to be bound by the regulations and interpretations of the issuer of any Letters of Credit guarantied by Bank and opened for a Borrower’s account or by Bank’s interpretations of any Letter of Credit issued by Bank for a Borrower’s account, and each Borrower understands and agrees that Bank shall not be liable for any error, negligence, or mistake, whether of omission or commission, in following a Borrower’s instructions or those contained in the Letters of Credit or any modifications, amendments, or supplements thereto, except for Bank’s gross negligence or willful misconduct.

(c) The obligation of Borrowers to immediately reimburse Bank for drawings made under Letters of Credit shall be absolute, unconditional, and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement, such Letters of Credit, and the Letter of Credit Application.

(d) Borrowers may request that Bank issue a Letter of Credit payable in a Foreign Currency. If a demand for payment is made under any such Letter of Credit, Bank shall treat such demand as an Advance to Borrowers of the Dollar Equivalent of the amount thereof (plus fees and charges in connection therewith such as wire, cable, SWIFT or similar charges).

(e) To guard against fluctuations in currency exchange rates, upon the issuance of any Letter of Credit payable in a Foreign Currency, Bank shall create a reserve (the “Letter of Credit Reserve”) under the Revolving Line in an amount equal to ten percent (10%) of the face amount of such Letter of Credit. The amount of the Letter of Credit Reserve may be adjusted by Bank from time to time to account for fluctuations in the exchange rate. The availability of funds under the Revolving Line shall be reduced by the amount of such Letter of Credit Reserve for as long as such Letter of Credit remains outstanding.

2.1.3 Foreign Exchange Sublimit. As part of the Revolving Line, Borrowers may enter into foreign exchange contracts with Bank under which a Borrower commits to purchase from or sell to Bank a specific amount of Foreign Currency (each, a “FX Forward Contract”) on a specified date (the “Settlement Date”). FX Forward Contracts shall have a Settlement Date of at least one (1) FX Business Day after the contract date and shall be subject to a reserve of ten percent (10%) of each outstanding FX Forward Contract (the “FX Reserve”). The aggregate amount of FX Forward Contracts at any one time may not exceed ten (10) times the lesser of (A) Two Million Dollars ($2,000,000), minus (i) the sum of all amounts used for Cash Management Services, and minus (ii) the Dollar Equivalent of the face amount of any outstanding Letters of Credit (including drawn but unreimbursed Letters of Credit and any Letter of Credit Reserve), or (B) the lesser of the Revolving Line or the Borrowing Base, minus (i) the sum of all outstanding principal amounts of any Advances (including any amounts used for Cash Management Services), and minus (ii) the Dollar Equivalent of the face amount of any outstanding Letters of Credit (including drawn but unreimbursed Letters of Credit and any Letter of Credit Reserve). The amount otherwise available for Credit Extensions under the Revolving Line shall be reduced by an amount equal to ten percent (10%) of each outstanding FX Forward Contract (the “FX Reduction Amount”). Any amounts needed to fully reimburse Bank for any amounts not paid by Borrowers in connection with FX Forward Contracts will be treated as Advances under the Revolving Line and will accrue interest at the interest rate applicable to Advances.

2.1.4 Cash Management Services Sublimit. Borrowers may use the Revolving Line for Bank’s cash management services, which may include merchant services, direct deposit of payroll, business credit card, and check cashing services identified in Bank’s various cash management services agreements (collectively, the “Cash Management Services”), in an aggregate amount not to exceed the lesser of (A) Two Million Dollars ($2,000,000), minus (i) the Dollar Equivalent of the face amount of any outstanding Letters of Credit (including drawn but unreimbursed Letters of Credit and any Letter of Credit Reserve), and minus (ii) the FX Reduction Amount, or (B) the lesser of the Revolving Line or the Borrowing Base, minus (i) the sum of all outstanding principal amounts of any Advances, minus the Dollar Equivalent of the face amount of any outstanding Letters of Credit (including drawn but unreimbursed Letters of Credit and any Letter of Credit Reserve), and minus (iii) the FX Reduction Amount. Any amounts Bank pays on behalf of a Borrower for any Cash Management Services will be treated as Advances under the Revolving Line and will accrue interest at the interest rate applicable to Advances.

2.1.5 Term Loans.

(a) Availability. Subject to the terms and conditions of this Agreement, during the Draw Period, Bank shall make one (1) or more term loans (each, a “Term Loan”) available to Borrowers in an aggregate amount up to the Term Loan Amount. Notwithstanding the foregoing, within thirty (30) days after the Effective Date, Bank shall make an initial Term Loan to Borrower in an amount equal to at least Five Million Dollars ($5,000,000) (the “First Term Loan”), which amount shall be used to finance capital equipment purchases invoiced on or after October 1, 2010. Each Term Loan following the First Term Loan must be in an amount equal to at least One Million Dollars ($1,000,000), which amounts shall be used to finance capital equipment purchases invoiced on or after the Effective Date.

(b) Repayment. Borrowers shall repay the Term Loans in thirty three (33) equal installments of principal, plus accrued but unpaid interest (the “Term Loan Payment”) commencing on September 1, 2012 and continuing on the same day of each month thereafter. Borrowers’ final Term Loan Payment, due on the Term Loan Maturity Date, shall include all outstanding principal and accrued and unpaid interest under the Term Loans. Once repaid, the Term Loans may not be reborrowed.

(c) Mandatory Prepayments. If the Term Loans are accelerated following the occurrence of an Event of Default, Borrowers shall immediately pay to Bank an amount equal to the sum of: (A) all outstanding principal of the Term Loans plus accrued interest thereon through the prepayment date, (B) the Term Loan Final Payment, (C) if applicable, the Term Loan Prepayment Fee, plus (D) all other sums, that shall have become due and payable, including Bank Expenses and interest at the Default Rate with respect to any past due amounts.

(d) Permitted Prepayment of Term Loans. Borrowers shall have the option to prepay all, but not less than all, of the Term Loans advanced by Bank under this Agreement, provided Borrowers (i) provide written notice to Bank of their election to prepay the Term Loans at least ten (10) Business Days prior to such prepayment, and (ii) pay to Bank on the date of such prepayment an amount equal to the sum of (A) all outstanding principal of the Term Loans plus accrued interest thereon through the prepayment date, (B) the Term Loan Final Payment, (C) if applicable, the Term Loan Prepayment Fee, plus (D) all other sums, that shall have become due and payable hereunder with respect to the Term Loans, including Bank Expenses, if any, and interest at the Default Rate with respect to any past due amounts. Prior to the last day of the Draw Period, Borrowers shall have the option to terminate the Bank’s commitment to make Term Loans, provided Borrowers (i) provide written notice to Bank of their election to terminate such commitment at least ten (10) Business Days prior to the termination date, and (ii) pay to Bank on the date of such termination an amount equal to the sum of (A) all outstanding principal of the Term Loans plus accrued interest thereon through the termination date, (B) the Term Loan Final Payment, (C) if applicable, the Term Loan Prepayment Fee, plus (D) all other sums, that shall have become due and payable hereunder with respect to the Term Loans, including Bank Expenses, if any, and interest at the Default Rate with respect to any past due amounts.

2.2 Overadvances. If, at any time, the sum of (a) the outstanding principal amount of any Advances (including any amounts used for Cash Management Services), plus (b) the face amount of any outstanding Letters of Credit (including drawn but unreimbursed Letters of Credit and any Letter of Credit Reserve), plus (c) the FX Reduction Amount exceeds the lesser of either the Revolving Line or the Borrowing Base, Borrowers shall immediately pay to Bank in cash such excess.

2.3 Payment of Interest on the Credit Extensions.

(a) Interest Rate.

(i) Advances. Subject to Section 2.3(b), the principal amount outstanding under the Revolving Line shall accrue interest at a floating per annum rate equal to one percentage point (1.00%) above the Prime Rate, which interest shall be payable monthly in accordance with Section 2.3(f).

(ii) Term Loans. Subject to Section 2.3(b), the principal amount outstanding under each Term Loan shall accrue interest at a per annum rate equal to the Basic Rate, fixed on the Funding Date of each Term Loan, which interest shall be payable monthly in accordance with Section 2.3(f).

(b) Default Rate. Immediately upon the occurrence and during the continuance of an Event of Default, the Obligations shall bear interest at a rate per annum which is five percentage points (5.00%) above the rate that is otherwise applicable thereto (the “Default Rate”) unless Bank otherwise elects from time to time in its sole discretion to impose a smaller increase. Fees and expenses which are required to be paid by Borrowers pursuant to the Loan Documents (including, without limitation, Bank Expenses) but are not paid when due shall bear interest until paid at a rate equal to the highest rate applicable to the Obligations. Payment or acceptance of the increased interest rate provided in this Section 2.3(b) is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of Bank.

(c) Adjustment to Interest Rate. Changes to the interest rate of any Credit Extension based on changes to the Prime Rate shall be effective on the effective date of any change to the Prime Rate and to the extent of any such change.

(d) Computation; 360-Day Year. In computing interest, the date of the making of any Credit Extension shall be included and the date of payment shall be excluded; provided, however, that if any Credit Extension is repaid on the same day on which it is made, such day shall be included in computing interest on such Credit Extension. Interest shall be computed on the basis of a 360-day year for the actual number of days elapsed.

(e) Debit of Accounts. Bank may debit any of Borrowers’ deposit accounts, including the Designated Deposit Account, for principal and interest payments or any other amounts Borrowers owe Bank when due. These debits shall not constitute a set-off.

(f) Interest Payment Date. Unless otherwise provided, interest is payable monthly, (i) with respect to the Advances, on the last calendar day of each month and (ii) with respect to the Term Loans, on the first calendar day of each month.

2.4 Fees. Borrowers shall pay to Bank:

(a) With respect to the Revolving Line, the following:

(i) Commitment Fee. A fully earned, non-refundable commitment fee of One Hundred Thousand Dollars ($100,000), on the Effective Date; Bank acknowledges receipt from Borrowers of a good faith deposit equal to Twenty Five Thousand Dollars ($25,000), which Bank shall apply to the commitment fee on the Effective Date;

(ii) Letter of Credit Fee. Bank’s customary fees and expenses for the issuance or renewal of Letters of Credit, upon the issuance of such Letter of Credit, each anniversary of the issuance during the term of such Letter of Credit, and upon the renewal of such Letter of Credit by Bank;

(iii) Revolving Line Early Termination Fee. The Revolving Line Early Termination Fee, if and when due hereunder;

(b) With respect to the Term Loans, the following:

(i) Term Loan Prepayment Fee. The Term Loan Prepayment Fee, if and when due hereunder;

(ii) Term Loan Final Payment. The Final Payment, when due hereunder; and

(c) Bank Expenses. All Bank Expenses (including reasonable attorneys’ fees and expenses for documentation and negotiation of this Agreement incurred through and after the Effective Date, when due.

2.5 Payments; Application of Payments.

(a) All payments (including prepayments) to be made by Borrowers under any Loan Document shall be made in immediately available funds in U.S. Dollars, without setoff or counterclaim, before 12:00 p.m. Pacific time on the date when due. Payments of principal and/or interest received after 12:00 p.m. Pacific time are considered received at the opening of business on the next Business Day. When a payment is due on a day that is not a Business Day, the payment shall be due the next Business Day, and additional fees or interest, as applicable, shall continue to accrue until paid.

(b) Subject to Section 2.6(b), Bank shall apply the whole or any part of collected funds against the Revolving Line or credit such collected funds to a depository account of a Borrower with Bank (or an account maintained by an Affiliate of Bank), the order and method of such application to be in the sole discretion of Bank. Borrowers shall have no right to specify the order or the accounts to which Bank shall allocate or apply any payments required to be made by Borrowers to Bank or otherwise received by Bank under this Agreement when any such allocation or application is not specified elsewhere in this Agreement.

2.6 Lockbox; Account Collection Services

(a) Borrowers shall have the right to collect all Accounts, unless and until an Event of Default has occurred and is continuing. Borrowers shall direct (i) Account Debtors with respect to Borrowers’ Molecular Diagnostics business to remit payments with respect to such Accounts to a lockbox account established with Bank (the “Lockbox”) and (ii) Account Debtors with respect to Borrower’s Genetic Analysis business to wire transfer payments to a cash collateral account that Bank controls (the “Cash Collateral Account”).

(b) Provided no Event of Default exists or an event that with notice or lapse of time will be an Event of Default, within three (3) days of receipt of any amounts by Bank (whether directly from Borrowers, into the Cash Collateral Account, or into the Lockbox), Bank will turn over to Borrowers the proceeds of the Accounts other than any amounts which are then due and owing to Bank hereunder; provided, however, Bank may, at its election in its good faith business judgment, hold such amount as a reserve, which amounts may be applied by Bank to the outstanding Obligations regardless of whether such Obligations are then due and payable.

3 CONDITIONS OF LOANS

3.1 Conditions Precedent to Initial Credit Extension. Bank’s obligation to make the initial Credit Extension is subject to the condition precedent that Bank shall have received, in form and substance satisfactory to Bank, such documents, and completion of such other matters, as Bank may reasonably deem necessary or appropriate, including, without limitation:

(a) duly executed original signatures to the Loan Documents;

(b) each Borrower’s Operating Documents and a good standing certificate of each Borrower certified by, with respect to Parent, the Secretary of State of the State of Delaware and, with respect to Sequenom Center, the Secretary of State of the State of Michigan, of a date no earlier than thirty (30) days prior to the Effective Date;

(c) duly executed original signatures to the completed Borrowing Resolutions for each Borrower;

(d) a payoff letter from the Michigan Strategic Fund providing for, on the Effective Date, the payoff in full of all Indebtedness owing from Borrowers to the Michigan Strategic Fund and the release of all liens or security interests securing such Indebtedness;

(e) certified copies, dated as of a recent date, of financing statement searches, as Bank shall request, accompanied by written evidence (including any UCC termination statements) that the Liens indicated in any such financing statements either constitute Permitted Liens or have been or, in connection with the initial Credit Extension, will be terminated or released;

(f) the Perfection Certificate of Parent, together with the duly executed original signatures thereto;

(g) evidence satisfactory to Bank that the insurance policies required by Section 6.5 hereof are in full force and effect, together with appropriate evidence showing lender loss payable and/or additional insured clauses and cancellation notice to Bank (or endorsements reflecting the same) in favor of Bank; and

(h) payment of the fees and Bank Expenses then due as specified in Section 2.4 hereof.

3.2 Conditions Precedent to all Credit Extensions. Bank’s obligations to make each Credit Extension, including the initial Credit Extension, is subject to the following conditions precedent:

(a) except as otherwise provided hereunder, timely receipt of an executed Term Loan Payment/Advance Form;

(b) except as otherwise provided hereunder, timely receipt of an executed Transaction Report;

(c) the representations and warranties in this Agreement shall be true, accurate, and complete in all material respects on the date of the Term Loan Payment/Advance Form and on the Funding Date of each Credit Extension; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date, and no Event of Default shall have occurred and be continuing or result from the Credit Extension. Each Credit Extension is Borrowers’ representation and warranty on that date that the representations and warranties in this Agreement remain true, accurate, and complete in all material respects; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date; and

(d) in Bank’s sole discretion, there has not been a Material Adverse Change.

3.3 Covenant to Deliver. Borrowers agree to deliver to Bank each item required to be delivered to Bank under this Agreement as a condition precedent to any Credit Extension. Borrowers expressly agree that a Credit Extension made prior to the receipt by Bank of any such item shall not constitute a waiver by Bank of Borrowers’ obligation to deliver such item, and the making of any Credit Extension in the absence of a required item shall be in Bank’s sole discretion.

3.4 Procedures for Borrowing.

(a) Advances. Subject to the prior satisfaction of all other applicable conditions to the making of an Advance set forth in this Agreement, to obtain an Advance (other than Advances under Sections 2.1.2 or 2.1.4), Borrowers shall notify Bank (which notice shall be irrevocable) by electronic mail, facsimile, or telephone by 12:00 p.m. Pacific time on the Funding Date of the Advance. Together with such notification, Borrowers must promptly deliver to Bank by electronic mail or facsimile a completed Transaction Report executed by a Responsible Officer or his or her designee. Bank shall credit Advances to the Designated Deposit Account. Bank may make Advances under this Agreement based on instructions from a Responsible Officer or his or her designee or without instructions if the Advances are necessary to meet Obligations which have become due. Bank may rely on any telephone notice given by a person whom Bank believes is a Responsible Officer or designee.

(b) Term Loans. Subject to the prior satisfaction of all other applicable conditions to the making of a Term Loan set forth in this Agreement, to obtain a Term Loan, Borrowers shall notify the Bank (which notice shall be irrevocable) by electronic mail, facsimile, or telephone by 12:00 p.m. Pacific time on the Funding date of the Term Loan. Together with such notification, Borrowers must promptly deliver to Bank by electronic mail or facsimile a completed Term Loan Payment/Advance Form executed by a Responsible Officer or his or her designee. Bank may rely on any telephone notice given by a person whom Bank believes is a Responsible Officer or designee. Bank shall credit Term Loans to the Designated Deposit Account. Bank may make Term Loans under this Agreement based on instructions from a Responsible Officer or his or her designee or without instructions if the Term Loans are necessary to meet Obligations which have become due.

4 CREATION OF SECURITY INTEREST

4.1 Grant of Security Interest. Each Borrower hereby grants Bank, to secure the payment and performance in full of all of the Obligations, a continuing security interest in, and pledges to Bank, the Collateral, wherever located, whether now owned or hereafter acquired or arising, and all proceeds and products thereof.

4.2 Priority of Security Interest. Each Borrower represents, warrants, and covenants that the security interest granted herein is and shall at all times continue to be a first priority perfected security interest in the Collateral (subject only to Permitted Liens that may have superior priority to Bank’s Lien under this Agreement). If a Borrower shall acquire a commercial tort claim, such Borrower shall promptly notify Bank in a writing signed by such Borrower of the general details thereof and grant to Bank in such writing a security interest therein and in the proceeds thereof, all upon the terms of this Agreement, with such writing to be in form and substance reasonably satisfactory to Bank.

If this Agreement is terminated, Bank’s Lien in the Collateral shall continue until the Obligations (other than inchoate indemnity obligations) are repaid in full in cash. Upon payment in full in cash of the Obligations (other than inchoate indemnity obligations) and at such time as Bank’s obligation to make Credit Extensions has terminated, Bank shall, at Borrowers’ sole cost and expense, release its Liens in the Collateral and all rights therein shall revert to Borrowers.

4.3 Authorization to File Financing Statements. Each Borrower hereby authorizes Bank to file financing statements, without notice to Borrowers, with all appropriate jurisdictions to perfect or protect Bank’s interest or rights hereunder, including a notice that any disposition of the Collateral, by either Borrower or any other Person, shall be deemed to violate the rights of Bank under the Code, except for dispositions permitted hereby.

4.4 Pledge of Collateral. Parent hereby pledges, assigns and grants to Bank, for the ratable benefit of Bank, a security interest in all the Shares, together with all proceeds and substitutions thereof, all cash, stock and other moneys and property paid thereon, all rights to subscribe for securities declared or granted in connection therewith, and all other cash and noncash proceeds of the foregoing, as security for the performance of the Obligations. Upon the occurrence and during the continuance of an Event of Default hereunder, Bank may effect the transfer of any securities included in the Collateral (including but not limited to the Shares) into the name of Bank and cause new certificates representing such securities to be issued in the name of Bank or its transferee. Parent will execute and deliver such documents, and take or cause to be taken such actions, as the Bank may reasonably request to perfect or continue the perfection of the Bank’s security interest in the Shares. Unless an Event of Default shall have occurred and be continuing, Parent shall be entitled to exercise any voting rights with respect to the Shares and to give consents, waivers and ratifications in respect thereof, provided that no vote shall be cast or consent, waiver or ratification given or action taken which would be inconsistent with any of the terms of this Agreement or which would constitute or create any violation of any of such terms. All such rights to vote and give consents, waivers and ratifications shall terminate upon the occurrence and continuance of an Event of Default. Bank reserves the right to take such steps as Bank reasonably determines to perfect Bank’s security interest in the Shares.

5 REPRESENTATIONS AND WARRANTIES

Each Borrower represents and warrants as follows:

5.1 Due Organization, Authorization; Power and Authority. Borrower is duly existing and in good standing as a Registered Organization in its jurisdiction of formation and is qualified and licensed to do business and is in good standing in any jurisdiction in which the conduct of its business or its ownership of property requires that it be qualified except where the failure to do so could not reasonably be expected to have a material adverse effect on Borrower’s business. In connection with this Agreement, Borrower has delivered to Bank a completed certificate signed by Borrower entitled “Perfection Certificate”. Borrower represents and warrants to Bank that (a) Borrower’s exact legal name is that indicated on the Perfection Certificate and on the signature page hereof; (b) Borrower is an organization of the type and is organized in the jurisdiction set forth in the Perfection Certificate; (c) the Perfection Certificate accurately sets forth Borrower’s organizational identification number or accurately states that Borrower has none; (d) the Perfection Certificate accurately sets forth Borrower’s place of business, or, if more than one, its chief executive office as well as Borrower’s mailing address (if different than its chief executive office); (e) Borrower (and each of its predecessors) has not, in the past five (5) years, changed its jurisdiction of formation, organizational structure or type, or any organizational number assigned by its jurisdiction; and (f) all other information set forth on the Perfection Certificate pertaining to Borrower and each of its Subsidiaries is accurate and complete (it being understood and agreed that Borrower may from time to time update certain information in the Perfection Certificate after the Effective Date to the extent permitted by one or more specific provisions in this Agreement). Bank agrees that the Perfection Certificate shall be deemed to be updated to reflect information provided in any notice delivered by Borrower to Bank pursuant to Section 7.2 below. If Borrower is not now a Registered Organization but later becomes one, Borrower shall promptly notify Bank of such occurrence and provide Bank with Borrower’s organizational identification number.

The execution, delivery and performance by Borrower of the Loan Documents to which it is a party have been duly authorized, and do not (i) conflict with any of Borrower’s organizational documents, (ii) contravene, conflict with, constitute a default under or violate any material Requirement of Law, (iii) contravene, conflict or violate any applicable order, writ, judgment, injunction, decree, determination or award of any Governmental Authority by which Borrower or any of its Subsidiaries or any of their property or assets may be bound or affected, (iv) require any action by, filing, registration, or qualification with, or Governmental Approval from, any Governmental Authority (except such Governmental Approvals which have already been obtained and are in full force and effect) or are being obtained pursuant to Section 6.1(b)) or (v) constitute an event of default under any material agreement by which Borrower is bound. Borrower is not in default under any agreement to which it is a party or by which it is bound in which the default could reasonably be expected to have a material adverse effect on Borrower’s business.

5.2 Collateral. Borrower has good title to, has rights in, and the power to transfer each item of the Collateral upon which it purports to grant a Lien hereunder, free and clear of any and all Liens except Permitted Liens. Borrower has no deposit accounts other than the deposit accounts with Bank, the deposit accounts, if any, described in the Perfection Certificate delivered to Bank in connection herewith, or of which Borrower has given Bank notice and taken such actions as are necessary to give Bank a perfected security interest therein (and upon delivery of such notice and taking such action, the Perfection Certificate will be deemed to be updated with the information contained in such notice). The Accounts are bona fide, existing obligations of the Account Debtors.

The Collateral is not in the possession of any third party bailee (such as a warehouse) except as otherwise provided in the Perfection Certificate or as permitted pursuant to Section 7.2. None of the components of the Collateral shall be maintained at locations other than as provided in the Perfection Certificate or as permitted pursuant to Section 7.2.

All Inventory is in all material respects of good and marketable quality, free from material defects.

Borrower is the sole owner of the Intellectual Property which it owns or purports to own except for (a) non-exclusive licenses granted to its customers in the ordinary course of business and other non-perpetual licenses that could not result in a legal transfer of title of the licensed property but that may be exclusive in respects other than territory and that may be exclusive as to territory only as to discrete geographical areas outside of the United States,

(b) over-the-counter software that is commercially available to the public, and (c) material Intellectual Property licensed to Borrower and noted on the Perfection Certificate (as may be updated from time to time pursuant to Section 6.8(b)). To Borrower’s knowledge, each Patent which it owns or purports to own and which is material to Borrower’s business is valid and enforceable, and no part of the Intellectual Property which Borrower owns or purports to own and which is material to Borrower’s business has been judged invalid or unenforceable, in whole or in part. To the best of Borrower’s knowledge, no claim has been made that any part of the Intellectual Property violates the rights of any third party except to the extent such claim would not reasonably be expected to have a material adverse effect on Borrower’s business.

Except as noted on the Perfection Certificate (as may be updated from time to time pursuant to Section 6.8(b)), Borrower is not a party to, nor is it bound by, any Restricted License.

5.3 Accounts Receivable. For any Eligible Account in any Transaction Report, all statements made and all unpaid balances appearing in all invoices, instruments and other documents evidencing such Eligible Accounts are and shall be true and correct and all such invoices, instruments and other documents, and all of Borrower’s Books are genuine and in all respects what they purport to be. Whether or not an Event of Default has occurred and is continuing, Bank may notify any Account Debtor owing Borrower money of Bank’s security interest in such funds and verify the amount of such Eligible Account. All sales and other transactions underlying or giving rise to each Eligible Account shall comply in all material respects with all applicable laws and governmental rules and regulations. Borrower has no knowledge of any actual or imminent Insolvency Proceeding of any Account Debtor whose accounts are Eligible Accounts in any Transaction Report. To the best of Borrower’s knowledge, all signatures and endorsements on all documents, instruments, and agreements relating to all Eligible Accounts are genuine, and all such documents, instruments and agreements are legally enforceable in accordance with their terms.

5.4 Litigation. Except as now or hereafter disclosed in Parent’s public filings with the SEC, there are no actions or proceedings pending or, to the knowledge of the Responsible Officers, threatened in writing by or against Borrower or any of its Subsidiaries involving more than, individually or in the aggregate, Two Hundred Fifty Thousand Dollars ($250,000).

5.5 Financial Statements; Financial Condition. All consolidated financial statements for Parent and any of its Subsidiaries delivered to Bank fairly present in all material respects Parent’s consolidated financial condition and Parent’s consolidated results of operations as of the dates and for the periods presented. There has not been any material deterioration in Parent’s consolidated financial condition since the date of the most recent financial statements submitted to Bank.

5.6 Solvency. The fair salable value of Borrower’s assets (including goodwill minus disposition costs) exceeds the fair value of its liabilities; Borrower is not left with unreasonably small capital after the transactions in this Agreement; and Borrower is able to pay its debts (including trade debts) as they mature.

5.7 Regulatory Compliance. Borrower is not an “investment company” or a company “controlled” by an “investment company” under the Investment Company Act of 1940, as amended. Borrower is not engaged as one of its important activities in extending credit for margin stock (under Regulations X, T and U of the Federal Reserve Board of Governors). Borrower has complied in all material respects with the Federal Fair Labor Standards Act. Neither Borrower nor any of its Subsidiaries is a “holding company” or an “affiliate” of a “holding company” or a “subsidiary company” of a “holding company” as each term is defined and used in the Public Utility Holding Company Act of 2005. Borrower has not violated any laws, ordinances or rules, the violation of which could reasonably be expected to have a material adverse effect on its business. None of Borrower’s or any of its Subsidiaries’ properties or assets has been used by Borrower or any Subsidiary or, to the best of Borrower’s knowledge, by previous Persons, in disposing, producing, storing, treating, or transporting any hazardous substance other than legally. Borrower and each of its Subsidiaries have obtained all consents, approvals and authorizations of, made all declarations or filings with, and given all notices to, all Government Authorities that are necessary to continue their respective businesses as currently conducted, except where failure to obtain or make such consents, declarations, filings or notices could not reasonably be expected to have a Material Adverse Change.

5.8 Subsidiaries; Investments. Borrower does not own any stock, partnership interest or other equity securities except for Permitted Investments.

5.9 Tax Returns and Payments; Pension Contributions. Borrower has timely filed or has obtained extensions for filings all required tax returns and reports, and Borrower has timely paid all foreign, federal, state and local taxes, assessments, deposits and contributions owed by Borrower. Borrower may defer payment of any contested taxes, provided that Borrower (a) in good faith contests its obligation to pay the taxes by appropriate proceedings promptly and diligently instituted and conducted, (b) notifies Bank in writing of the commencement of, and any material development in, the proceedings, (c) posts bonds or takes any other steps required to prevent the governmental authority levying such contested taxes from obtaining a Lien upon any of the Collateral that is other than a “Permitted Lien”. Borrower is unaware of any claims or adjustments proposed for any of Borrower’s prior tax years which could result in additional taxes becoming due and payable by Borrower. Borrower has paid all amounts necessary to fund all present pension, profit sharing and deferred compensation plans in accordance with their terms, and Borrower has not withdrawn from participation in, and has not permitted partial or complete termination of, or permitted the occurrence of any other event with respect to, any such plan which could reasonably be expected to result in any liability of Borrower, including any liability to the Pension Benefit Guaranty Corporation or its successors or any other governmental agency.

5.10 Use of Proceeds. Borrower shall use the proceeds of the Credit Extensions solely as working capital, to payoff the existing Indebtedness owing to Michigan Strategic Fund, to purchase capital equipment, and to fund its general business requirements and not for personal, family, household or agricultural purposes.

5.11 Shares. Parent has full power and authority to create a first lien on the Shares of Sequenom Center and no disability or contractual obligation exists that would prohibit Parent from pledging such Shares pursuant to this Agreement. To Parent’s knowledge, there are no subscriptions, warrants, rights of first refusal or other restrictions on transfer relative to, or options exercisable with respect to such Shares. Such Shares have been and will be duly authorized and validly issued, and are fully paid and non-assessable. To Parent’s knowledge, the Sequenom Center Shares are not the subject of any present or threatened suit, action, arbitration, administrative or other proceeding, and Parent knows of no reasonable grounds for the institution of any such proceedings.

5.12 Full Disclosure. No written representation, warranty or other statement of Borrower in any certificate or written statement given to Bank, as of the date such representation, warranty, or other statement was made, taken together with all such written certificates and written statements given to Bank, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained in the certificates or statements not misleading (it being recognized by Bank that the projections and forecasts provided by Borrower in good faith and based upon reasonable assumptions are not viewed as facts and that actual results during the period or periods covered by such projections and forecasts may differ from the projected or forecasted results).

5.13 Definition of “Knowledge.” For purposes of the Loan Documents, whenever a representation or warranty is made to Borrower’s knowledge or awareness, to the “best of” Borrower’s knowledge, or with a similar qualification, knowledge or awareness means the actual knowledge, after reasonable investigation, of the Responsible Officers.

6 AFFIRMATIVE COVENANTS

Borrowers shall do all of the following:

6.1 Government Compliance.

(a) Maintain their and all their Subsidiaries’ legal existence and good standing in their respective jurisdictions of formation and maintain qualification in each other jurisdiction in which the failure to so qualify would reasonably be expected to have a material adverse effect on a Borrower’s business or operations; provided that the legal existence of any Subsidiary that is not a Borrower or a guarantor of the Obligations (or whose Shares are pledged hereunder) may be terminated or permitted to lapse, and any qualification of such Subsidiary to do business may be terminated or permitted to lapse, if, in the good faith judgment of Borrowers, such termination or lapse is in the best interests of Borrowers and their Subsidiaries, taken as a whole. Each Borrower shall comply, and have each Subsidiary comply, with all laws, ordinances and regulations to which it is subject, noncompliance with which could reasonably be expected to have a material adverse effect on a Borrower’s business.

(b) Obtain all of the Governmental Approvals necessary for the performance by a Borrower of its obligations under the Loan Documents to which it is a party and the grant of a security interest to Bank in all of the Collateral. Borrowers shall promptly provide copies of any such obtained Governmental Approvals to Bank.

6.2 Financial Statements, Reports, Certificates. Deliver to Bank:

(a) Borrowing Base Reports. Within thirty (30) days after the last day of each month, (i) aged listings of German and domestic accounts receivable and accounts payable (by invoice date) (the “Borrowing Base Reports”);

(b) Transaction Reports. Within thirty (30) days after the last day of each month and together with the Borrowing Base Reports, a duly completed Transaction Report signed by a Responsible Officer;

(c) Monthly Financial Statements. As soon as available, but no later than thirty (30) days after the last day of each month, a company prepared consolidated and consolidating balance sheet and income statement covering Parent’s consolidated operations for such month certified by a Responsible Officer and in a form acceptable to Bank (the “Monthly Financial Statements”);

(d) Monthly Compliance Certificate. Within thirty (30) days after the last day of each month and together with the Monthly Financial Statements, a duly completed Compliance Certificate signed by a Responsible Officer, certifying that as of the end of such month, Borrowers were in full compliance with all of the terms and conditions of this Agreement, and setting forth calculations showing compliance with the financial covenants set forth in this Agreement and such other information as Bank shall reasonably request;

(e) Monthly Deferred Revenue Reports. If applicable, as soon as available, but no later than thirty (30) days after the last day of each month, Borrowers’ Deferred Revenue reports;

(f) Annual Audited Financial Statements. As soon as available, but no later than one hundred twenty (120) days after the last day of Parent’s fiscal year, audited consolidated financial statements prepared under GAAP, consistently applied, together with an unqualified opinion on the financial statements from an independent certified public accounting firm acceptable to Bank in its reasonable discretion;

(g) Other Statements. Within five (5) days of delivery, copies of all statements, reports and notices made available to each Borrower’s security holders or to any holders of Subordinated Debt;

(h) SEC Filings. Within five (5) days of filing, copies of all periodic and other reports, proxy statements and other materials filed by Parent with the SEC, any Governmental Authority succeeding to any or all of the functions of the SEC or with any national securities exchange, or distributed to its shareholders, as the case may be. Documents required to be delivered pursuant to the terms hereof (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date on which Parent posts such documents, or provides a link thereto, on Parent’s website on the Internet at Parent’s website address;

(i) Annual Financial Projections. As soon as available, but no later than sixty (60) days after the last day of Borrowers’ fiscal year, annual financial projections for the following fiscal year (on a quarterly basis) as approved by Borrowers’ board of directors, together with any related business forecasts used in the preparation of such annual financial projections;

(j) Legal Action Notice. A prompt report of any legal actions pending or threatened in writing against a Borrower or any of its Subsidiaries that could result in damages or costs to a Borrower or any of its Subsidiaries of, individually or in the aggregate, Two Hundred Fifty Thousand Dollars ($250,000) or more;

(k) Intellectual Property Notice. Prompt written notice of (i) any material change in the composition of the Intellectual Property, (ii) the registration of any copyright, including any subsequent ownership right of a Borrower in or to any copyright, patent or trademark not previously disclosed in writing to Bank, and (iii) Borrowers’ knowledge of an event that could reasonably be expected to materially and adversely affect the value of the Intellectual Property; and

(l) Other Financial Information. Budgets, sales projections, operating plans and other financial information reasonably requested by Bank.

6.3 Inventory; Returns. Keep all Inventory in good and marketable condition, free from material defects. Returns and allowances between a Borrower and its Account Debtors shall follow such Borrower’s customary practices as they exist at the Effective Date. Borrowers must promptly notify Bank of all returns, recoveries, disputes and claims that involve more than Two Hundred Fifty Thousand Dollars ($250,000).

6.4 Taxes; Pensions. Timely file, and require each of their Subsidiaries to timely file, all required tax returns and reports or extensions therefor and timely pay, and require each of their Subsidiaries to timely pay, all foreign, federal, state and local taxes, assessments, deposits and contributions owed by a Borrower and each of its Subsidiaries, except for deferred payment of any taxes contested pursuant to the terms of Section 5.9 hereof, and shall deliver to Bank, on demand, appropriate certificates attesting to such payments, and pay all amounts necessary to fund all present pension, profit sharing and deferred compensation plans in accordance with their terms.

6.5 Insurance. Keep their businesses and the Collateral insured for risks and in amounts standard for companies in Borrowers’ industry and location and as Bank may reasonably request. Insurance policies shall be in a form, with companies, and in amounts that are satisfactory to Bank. All property policies shall have a lender’s loss payable endorsement showing Bank as a lender loss payee and waive subrogation against Bank. All liability policies shall show, or have endorsements showing, Bank as an additional insured. All policies (or their respective endorsements) shall provide that the insurer shall give Bank at least twenty (20) days notice before canceling, amending, or declining to renew its policy. At Bank’s request, each Borrower shall deliver certified copies of policies and evidence of all premium payments. Proceeds payable under any policy shall, at Bank’s option, be payable to Bank on account of the Obligations. If a Borrower fails to obtain insurance as required under this Section 6.5 or to pay any amount or furnish any required proof of payment to third persons and Bank, Bank may make all or part of such payment or obtain such insurance policies required in this Section 6.5, and take any action under the policies Bank deems prudent.

6.6 Operating Accounts.

(a) Maintain all of their primary domestic operating and other deposit accounts with Bank and Bank’s Affiliates which accounts shall, within forty-five (45) days from the Effective Date, represent at least seventy-five percent (75%) of the dollar value of Borrowers’ domestic operating and other deposit accounts at all financial institutions. This Section shall not apply to Borrowers’ investment accounts.

(b) Provide Bank five (5) days’ prior written notice before establishing any Collateral Account at or with any bank or financial institution other than Bank or Bank’s Affiliates. For each domestic Deposit Account of a Borrower containing, at any time, a balance of Fifty Thousand Dollars ($50,000) or more, and for each domestic Securities Account, such Borrower shall cause, within forty-five (45) days after the Effective Date (or the later establishment of such Collateral Account), the applicable bank or financial institution (other than Bank) at or with which any such Collateral Account is maintained to execute and deliver a Control Agreement or other appropriate instrument with respect to such Collateral Account to perfect Bank’s Lien in such Collateral Account in accordance with the terms hereunder, which Control Agreement may not be terminated without the prior written consent of Bank. Borrowers shall not be permitted to transfer any of the proceeds of the Credit Extensions to any Collateral Account for which Bank has not received a Control Agreement except with respect to Permitted Investments. The provisions in this Section 6.6(b) shall not apply to deposit accounts exclusively used for payroll, payroll taxes and other employee wage and benefit payments to or for the benefit of a Borrower’s employees and identified to Bank by such Borrower as such. Bank agrees not to place a “hold” or deliver a notice of exclusive control, entitlement order, or other similar directions or instructions under any Control Agreement or similar agreements providing control of any Collateral unless an Event of Default has occurred and is continuing hereunder.

6.7 Financial Covenants. Maintain at all times, to be tested as of the last day of each month, unless otherwise noted, on a consolidated and consolidating basis with respect to Borrowers and their Subsidiaries:

Minimum Liquidity. Borrowers’ (i) unrestricted cash and marketable securities (in each case, on deposit with Bank or Bank’s Affiliates and/or subject to a Control Agreement in favor of Bank) plus the Availability Amount shall be equal to or greater than (ii) the sum of all Indebtedness owing from Borrowers to Bank plus Borrowers’ Operating Liquidity.

6.8 Protection of Intellectual Property Rights.

(a)(i) Protect, defend and maintain the validity and enforceability of its Intellectual Property material to a Borrower’s business; (ii) promptly advise Bank in writing of material infringements of its Intellectual Property material to a Borrower’s business; and (iii) not allow any Intellectual Property material to a Borrower’s business to be abandoned, forfeited or dedicated to the public without Bank’s written consent.

(b) Provide written notice to Bank within thirty (30) days of entering or becoming bound by any Restricted License (other than over-the-counter software that is commercially available to the public. Borrowers shall use commercially reasonable efforts to obtain the consent of, or waiver by, any person whose consent or waiver is necessary for (i) any Restricted License to be deemed “Collateral” and for Bank to have a security interest in it that might otherwise be restricted or prohibited by law or by the terms of any such Restricted License, whether now existing or entered into in the future, and (ii) Bank to have the ability in the event of a liquidation of any Collateral to dispose of such Collateral in accordance with Bank’s rights and remedies under this Agreement and the other Loan Documents.

6.9 Litigation Cooperation. From the date hereof and continuing through the termination of this Agreement, make available to Bank, without expense to Bank, Borrowers and their officers, employees and agents and Borrowers’ books and records, to the extent that Bank may deem them reasonably necessary to prosecute or defend any third-party suit or proceeding instituted by or against Bank with respect to any Collateral or relating to a Borrower.

6.10 Access to Collateral; Books and Records. Allow Bank, or its agents, at reasonable times, on one (1) Business Day’s notice (provided no notice is required if an Event of Default has occurred and is continuing), to inspect the Collateral and audit and copy any Borrower’s Books. Such inspections or audits shall be conducted no more often than once every year unless an Event of Default has occurred and is continuing. The foregoing inspections and audits shall be at Borrowers’ expense, and the charge therefor shall be Eight Hundred Fifty Dollars ($850) per person per day (or such higher amount as shall represent Bank’s then-current standard charge for the same), plus reasonable out-of-pocket expenses. In the event a Borrower and Bank schedule an audit more than ten (10) days in advance, and such Borrower cancels or seeks to reschedule the audit with less than ten (10) days written notice to Bank, then (without limiting any of Bank’s rights or remedies), such Borrower shall pay Bank a fee of One Thousand Dollars ($1,000) plus any out-of-pocket expenses incurred by Bank to compensate Bank for the anticipated costs and expenses of the cancellation or rescheduling.

6.11 Formation or Acquisition of Subsidiaries.

(a) At the time that a Borrower forms any direct or indirect domestic Subsidiary or acquires any direct or indirect domestic Subsidiary after the Effective Date, such Borrower shall (i) cause such new Subsidiary to provide to Bank a joinder to the Loan Agreement to cause such Subsidiary to become a co-borrower hereunder, together with such appropriate financing statements and/or Control Agreements, all in form and substance satisfactory to Bank (including being sufficient to grant Bank a first priority Lien (subject to Permitted Liens) in and to the assets of such newly formed or acquired Subsidiary), (ii) provide to Bank appropriate certificates and powers and financing statements, pledging all of the direct or beneficial ownership interest in such new Subsidiary, in form and substance satisfactory to Bank, and (iii) provide to Bank all other documentation in form and substance satisfactory to Bank, which in its opinion is appropriate with respect to the execution and delivery of the applicable documentation referred to above. Any document, agreement, or instrument executed or issued pursuant to this Section 6.11(a) shall be a Loan Document.

(b) At the time that a Borrower forms any direct or indirect foreign Subsidiary or acquires any direct or indirect foreign Subsidiary after the Effective Date, such Borrower shall (i) provide to Bank appropriate certificates and powers pledging sixty-five percent (65%) of the issued and outstanding capital stock, membership units or other securities owned or held of record by such Borrower in such foreign Subsidiary, in form and substance satisfactory to Bank, and (ii) provide to Bank all other documentation in form and substance satisfactory to Bank, which in its opinion is appropriate with respect to the execution and delivery of the applicable documentation referred to above. Any document, agreement, or instrument executed or issued pursuant to this Section 6.11(b) shall be a Loan Document.

6.12 Post-Close Deliverables. Within forty-five (45) days of the Effective Date, the following (i) Control Agreements with respect to each domestic Collateral Account; (ii) an Access and Waiver Agreement (or similar) in favor of Bank with respect to Parent’s San Diego, California leased location; (iii) a bailee letter agreement (or similar) with respect to Sequenom Center’s Grand Rapids, Michigan location; and (iv) the Sequenom GmbH Share Pledge Documents; all in form and content reasonably acceptable to Bank. To the extent required by the terms and conditions governing the Sequenom Germany Shares, Parent shall cause the books of Sequenom Germany to reflect the pledge of such Shares.

6.13 Further Assurances. Execute any further instruments and take further action as Bank reasonably requests to perfect or continue Bank’s Lien in the Collateral or to effect the purposes of this Agreement. Deliver to Bank, within five (5) days after the same are sent or received, copies of all correspondence, reports, documents and other filings with any Governmental Authority regarding compliance with or maintenance of Governmental Approvals or Requirements of Law that could reasonably be expected to have a material effect on any of the Governmental Approvals or otherwise on the operations of Borrowers or any of their Subsidiaries.

7 NEGATIVE COVENANTS

No Borrower shall do any of the following without Bank’s prior written consent (not to be unreasonably withheld):

7.1 Dispositions. Convey, sell, lease, transfer, assign, or otherwise dispose of (collectively, “Transfer”), or permit any of its Subsidiaries to Transfer, all or any part of its business or property, except for:

(a) Transfers in the ordinary course of business for reasonably equivalent consideration, including Transfers of Inventory and worn-out or obsolete Equipment;

(b) Transfers to a Borrower or any of its Subsidiaries from a Borrower or any of its Subsidiaries;

(c) Transfers of property in connection with sale-leaseback transactions provided that the book value of all such property so Transferred shall not exceed Two Hundred Fifty Thousand Dollars ($250,000) in any fiscal year;

(d) Transfers of property to the extent such property is exchanged for credit against, or proceeds are promptly applied to, the purchase price of other property used or useful in the business of a Borrower or its Subsidiaries;

(e) Transfers constituting non-exclusive licenses and similar arrangements for the use of the property of a Borrower or its Subsidiaries in the ordinary course of business and other non-perpetual licenses that could not result in a legal transfer of title of the licensed property but that may be exclusive in respects other than territory and that may be exclusive as to territory only as to discreet geographical areas outside of the United States;

(f) Transfers otherwise permitted by the Loan Documents;

(g) sales or discounting of delinquent accounts in the ordinary course of business;

(h) Transfers associated with the making or disposition of a Permitted Investment; and

(i) Transfers in connection with a permitted acquisition of a portion of the assets or rights acquired for reasonably equivalent consideration.

7.2 Changes in Business, Management, Control, Business Locations, or Jurisdiction of Formation. (a) Engage in any material line of business other than those lines of business conducted by Borrowers and their Subsidiaries on the date hereof and any businesses reasonably related, complementary or incidental thereto or reasonable extensions thereof. No Borrower will, without prior written notice to Bank: (i) change its jurisdiction of organization, (ii) change its organizational structure or type, (iii) change its legal name, (iv) change any organizational number (if any) assigned by its jurisdiction of organization, or (v) add any new offices or business locations, including warehouses (unless such new offices or business locations contain less than Two Hundred Fifty Thousand Dollars ($250,000) in such Borrower’s assets or property) or deliver any portion of the Collateral valued, individually or in the aggregate, in excess of Two Hundred Fifty Thousand Dollars ($250,000) to a bailee at a location other than to a bailee and at a location already disclosed in the Perfection Certificate. If a Borrower intends to deliver any portion of the Collateral valued, individually or in the aggregate, in excess of Two Hundred Fifty Thousand Dollars ($250,000) to a bailee, and Bank and such bailee are not already parties to a bailee agreement governing both the Collateral and the location to which such Borrower intends to deliver the Collateral, then such Borrower will first receive the written consent of Bank, and such bailee shall execute and deliver a bailee agreement in form and substance reasonably satisfactory to Bank. Bank agrees not to deliver a notice to a bailee purporting to exercise dominion or control over any Collateral or any other similar direction or instruction under any bailee agreement with a Borrower unless an Event of Default has occurred and is continuing hereunder.

7.3 Mergers or Acquisitions. Merge or consolidate, or permit any of its Subsidiaries to merge or consolidate, with any Person, or acquire, or permit any of its Subsidiaries to acquire, all or substantially all of the capital stock or property of a Person, except where no Event of Default has occurred and is continuing or would result from such action during the term of this Agreement:

(a) any Subsidiary may merge or consolidate with (i) a Borrower provided that such Borrower is the surviving entity, and (ii) one or more other Subsidiaries;

(b) a Borrower or any Subsidiary may acquire, all or substantially all of the capital stock or property of another Subsidiary;

(c) such merger, consolidation or acquisition is a Transfer otherwise permitted pursuant to Section 7.1; or

(d) a Borrower or any Subsidiary may merge or consolidate with, or acquire all or substantially all of the capital stock or property of another Person, provided that such Borrower or Subsidiary is the surviving entity and there is compliance with Section 6.11, to the extent applicable.

7.4 Indebtedness. Create, incur, assume, or be liable for any Indebtedness, or permit any Subsidiary to do so, other than Permitted Indebtedness.

7.5 Encumbrance. Except for Permitted Liens, create, incur, allow, or suffer any Lien on any of its property, or permit any of its Subsidiaries to do so; except as permitted by Section 7.1, assign or convey any right to receive income, including the sale of any Accounts, or permit any of its Subsidiaries to do so; except for Permitted Liens, permit any Collateral not to be subject to the first priority security interest granted herein; or enter into any agreement, document, instrument or other arrangement (except with or in favor of Bank) with any Person which directly or indirectly prohibits or has the effect of prohibiting Borrower or any Subsidiary from assigning, mortgaging, pledging, granting a security interest in or upon, or encumbering any of Borrower’s or any Subsidiary’s Intellectual Property, except as is otherwise permitted in Section 7.1 hereof and the definition of “Permitted Liens” herein.

7.6 Maintenance of Collateral Accounts. Maintain any Collateral Account except pursuant to the terms of Section 6.6(b) hereof.

7.7 Distributions; Investments. (a) Pay any dividends or make any distribution or payment in respect of or redeem, retire or purchase any capital stock other than Permitted Distributions; or (b) directly or indirectly acquire or own any Person, or make any Investment in any Person, other than Permitted Investments, or permit any of its Subsidiaries to do so, other than Permitted Investments.

7.8 Transactions with Affiliates. . Directly or indirectly enter into or permit to exist any material transaction with any Affiliate of Borrower, except for (a) transactions that are in the ordinary course of Borrower’s business, upon fair and reasonable terms that are no less favorable to Borrower than would be obtained in an arm’s length transaction with a non-affiliated Person; or (b) transactions otherwise permitted pursuant to the terms of Section 7 hereof.

7.9 Subordinated Debt. (a) Make or permit any payment on any Subordinated Debt, except under the terms of the subordination, intercreditor, or other similar agreement to which such Subordinated Debt is subject, or (b) amend any provision in any document relating to the Subordinated Debt which would increase the amount thereof or adversely affect the subordination thereof to Obligations owed to Bank, except under the terms of the subordination, intercreditor, or other similar agreement to which such Subordinated Debt is subject.

7.10 Compliance. Become an “investment company” or a company controlled by an “investment company”, under the Investment Company Act of 1940, as amended, or undertake as one of its important activities extending credit to purchase or carry margin stock (as defined in Regulation U of the Board of Governors of the Federal Reserve System), or use the proceeds of any Credit Extension for that purpose; fail to meet the minimum funding requirements of ERISA, permit a Reportable Event or Prohibited Transaction, as defined in ERISA, to occur; fail to comply with the Federal Fair Labor Standards Act or violate any other law or regulation, if the violation could reasonably be expected to have a material adverse effect on Borrower’s business, or permit any of its Subsidiaries to do so; withdraw or permit any Subsidiary to withdraw from participation in, permit partial or complete termination of, or permit the occurrence of any other event with respect to, any present pension, profit sharing and deferred compensation plan which could reasonably be expected to result in any liability of Borrower, including any liability to the Pension Benefit Guaranty Corporation or its successors or any other governmental agency.

8 EVENTS OF DEFAULT

Any one of the following shall constitute an event of default (an “Event of Default”) under this Agreement:

8.1 Payment Default. Borrowers fail to (a) make any payment of principal or interest on any Credit Extension on its due date, or (b) pay any other Obligations within three (3) Business Days after such Obligations are due and payable (which three (3) Business Day cure period shall not apply to payments due on the Revolving Line Maturity Date or Term Loan Maturity Date). During the cure period, the failure to make or pay any payment specified under clause (a) or (b) hereunder is not an Event of Default (but no Credit Extension will be made during the cure period);

8.2 Covenant Default.

(a) Borrowers fail or neglect to perform any obligation in Sections 6.2, 6.4, 6.5, 6.6, 6.7, or 6.11, or violate any covenant in Section 7; or

(b) Borrowers fail or neglect to perform, keep, or observe any other term, provision, condition, covenant or agreement contained in this Agreement or any Loan Documents, and as to any default (other than those specified in this Section 8) under such other term, provision, condition, covenant or agreement that can be cured, have failed to cure the default within ten (10) days after the occurrence thereof; provided, however, that if the default cannot by its nature be cured within the ten (10) day period or cannot after diligent attempts by Borrowers be cured within such ten (10) day period, and such default is likely to be cured within a reasonable time, then Borrowers shall have an additional period (which shall not in any case exceed thirty (30) days) to attempt to cure such default, and within such reasonable time period the failure to cure the default shall not be deemed an Event of Default (but no Credit Extensions shall be made during such cure period). Cure periods provided under this section shall not apply, among other things, to financial covenants or any other covenants set forth in clause (a) above;

8.3 Material Adverse Change. A Material Adverse Change occurs;

8.4 Attachment; Levy; Restraint on Business.

(a)(i) The service of process seeking to attach, by trustee or similar process, any funds of a Borrower or of any entity under the control of a Borrower (including a Subsidiary) on deposit or otherwise maintained with Bank or any Bank Affiliate, or (ii) a notice of lien or levy is filed against any of a Borrower’s assets by any government agency, and the same under subclauses (i) and (ii) hereof are not, within ten (10) days after the occurrence thereof, discharged or stayed (whether through the posting of a bond or otherwise); provided, however, no Credit Extensions shall be made during any ten (10) day cure period; or

(b)(i) any material portion of a Borrower’s assets is attached, seized, levied on, or comes into possession of a trustee or receiver, or (ii) any court order enjoins, restrains, or prevents a Borrower from conducting any material part of its business;

8.5 Insolvency (a) A Borrower is unable to pay its debts (including trade debts) as they become due or otherwise becomes insolvent; (b) A Borrower begins an Insolvency Proceeding; or (c) an Insolvency Proceeding is begun against a Borrower and not dismissed or stayed within forty-five (45) days (but no Credit Extensions shall be made while of any of the conditions described in clause (a) exist and/or until any Insolvency Proceeding is dismissed);

8.6 Other Agreements. There is, under any agreement to which a Borrower is a party with a third party or parties, (a) any default resulting in a right by such third party or parties, whether or not exercised, to accelerate the maturity of any Indebtedness in an amount individually or in the aggregate in excess of Two Hundred Fifty Thousand Dollars ($250,000); or (b) any default by a Borrower, the result of which could reasonably be expected to have a material adverse effect on a Borrower’s business; provided, however, that the Event of Default under this Section 8.6 caused by the occurrence of a default with respect to such agreement shall be cured or waived for purposes of this Agreement upon Bank receiving written notice from the party asserting such default of the cure or waiver of such default, if at the time of such cure or waiver (i) Bank has not declared an Event of Default under this Agreement and/or exercised any rights with respect thereto; (ii) any such cure or waiver does not result in an Event of Default under any other provision of this Agreement or any Loan Document; and (iii) in connection with any such cure or waiver, the terms of any agreement with such third party are not modified or amended in any manner which could in the good faith judgment of Bank be materially less advantageous to Borrowers;

8.7 Judgments. One or more final judgments, orders, or decrees for the payment of money in an amount, individually or in the aggregate, of at least Two Hundred Fifty Thousand Dollars ($250,000) (not covered by independent third-party insurance as to which liability has been accepted by such insurance carrier) shall be rendered against a Borrower and the same are not, within ten (10) days after the entry thereof, discharged or execution thereof stayed or bonded pending appeal, or such judgments are not discharged prior to the expiration of any such stay (provided that no Credit Extensions will be made prior to the discharge, stay, or bonding of such judgment, order, or decree);

8.8 Misrepresentations. A Borrower or any Person acting for a Borrower makes any representation, warranty, or other statement now or later in this Agreement, any Loan Document or in any writing delivered to Bank or to induce Bank to enter this Agreement or any Loan Document, and such representation, warranty, or other statement is incorrect in any material respect when made;

8.9 Subordinated Debt. Any document, instrument, or agreement evidencing the subordination of any Subordinated Debt shall for any reason be revoked or invalidated or otherwise cease to be in full force and effect, any Person shall be in breach thereof or contest in any manner the validity or enforceability thereof or deny that it has any further liability or obligation thereunder, or the Obligations shall for any reason be subordinated or shall not have the priority contemplated by this Agreement or the applicable Subordination Agreement; or

8.10 Governmental Approvals. Any Governmental Approval shall have been (a) revoked, rescinded, suspended, modified in an adverse manner or not renewed in the ordinary course for a full term or (b) subject to any decision by a Governmental Authority that designates a hearing with respect to any applications for renewal of any of such Governmental Approval or that could result in the Governmental Authority taking any of the actions described in clause (a) above, and, as to clause (a) or (b) above, such decision or such revocation, rescission, suspension, modification or non-renewal (i) has, or could reasonably be expected to have, a Material Adverse Change, or (ii) materially adversely affects the legal qualifications of a Borrower or any of its Subsidiaries to hold such Governmental Approval in any applicable jurisdiction and such revocation, rescission, suspension, modification or non-renewal could reasonably be expected to materially adversely affect the status of or legal qualifications of a Borrower or any of its Subsidiaries to hold any Governmental Approval in any other jurisdiction.

9 BANK’S RIGHTS AND REMEDIES

9.1 Rights and Remedies. While an Event of Default occurs and continues Bank may, without notice or demand, do any or all of the following:

(a) declare all Obligations immediately due and payable (but if an Event of Default described in Section 8.5 occurs all Obligations are immediately due and payable without any action by Bank);

(b) stop advancing money or extending credit for Borrowers’ benefit under this Agreement or under any other agreement between Borrowers and Bank;

(c) demand that Borrowers (i) deposit cash with Bank in an amount equal to one hundred five percent (105%) of the Dollar Equivalent of the aggregate face amount of all Letters of Credit remaining undrawn (plus all interest, fees, and costs due or to become due in connection therewith (as estimated by Bank in its good faith business judgment)), to secure all of the Obligations relating to such Letters of Credit, as collateral security for the repayment of any future drawings under such Letters of Credit, and Borrowers shall forthwith deposit and pay such amounts, and (ii) pay in advance all letter of credit fees scheduled to be paid or payable over the remaining term of any Letters of Credit;

(d) terminate any FX Forward Contracts;

(e) settle or adjust disputes and claims directly with Account Debtors for amounts on terms and in any order that Bank considers advisable, notify any Person owing a Borrower money of Bank’s security interest in such funds, and verify the amount of such account;

(f) make any payments and do any acts it considers necessary or reasonable to protect the Collateral and/or its security interest in the Collateral. Borrowers shall assemble the Collateral if Bank requests and make it available as Bank designates. Bank may enter premises where the Collateral is located, take and maintain possession of any part of the Collateral, and pay, purchase, contest, or compromise any Lien which appears to be prior or superior to its security interest and pay all expenses incurred. Each Borrower grants Bank a license to enter and occupy any of its premises, without charge, to exercise any of Bank’s rights or remedies;

(g) apply to the Obligations (i) any balances and deposits of a Borrower it holds, or (ii) any amount held by Bank owing to or for the credit or the account of a Borrower;

(h) ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale, and sell the Collateral. Bank is hereby granted a non-exclusive, royalty-free license or other right to use, without charge, a Borrower’s labels, Patents, Copyrights, mask works, rights of use of any name, trade secrets, trade names, Trademarks, and advertising matter, or any similar property as it pertains to the Collateral, in completing production of, advertising for sale, and selling any Collateral and, in connection with Bank’s exercise of its rights under this Section, Borrowers’ rights under all licenses and all franchise agreements inure to Bank’s benefit;

(i) place a “hold” on any account maintained with Bank and/or deliver a notice of exclusive control, any entitlement order, or other directions or instructions pursuant to any Control Agreement or similar agreements providing control of any Collateral;

(j) demand and receive possession of a Borrower’s Books; and

(k) exercise all rights and remedies available to Bank under the Loan Documents or at law or equity, including all remedies provided under the Code (including disposal of the Collateral pursuant to the terms thereof).

9.2 Power of Attorney. Each Borrower hereby irrevocably appoints Bank as its lawful attorney-in-fact, exercisable upon the occurrence and during the continuance of an Event of Default, to: (a) endorse Borrower’s name on any checks or other forms of payment or security; (b) sign Borrower’s name on any invoice or bill of lading for any Account or drafts against Account Debtors; (c) settle and adjust disputes and claims about the Accounts directly with Account Debtors, for amounts and on terms Bank determines reasonable; (d) make, settle, and adjust all claims under Borrower’s insurance policies; (e) pay, contest or settle any Lien, charge, encumbrance, security interest, and adverse claim in or to the Collateral, or any judgment based thereon, or otherwise take any action to terminate or discharge the same; and (f) transfer the Collateral into the name of Bank or a third party as the Code permits. Each Borrower hereby appoints Bank as its lawful attorney-in-fact to sign Borrower’s name on any documents necessary to perfect or continue the perfection of Bank’s security interest in the Collateral regardless of whether an Event of Default has occurred until all Obligations (other than inchoate indemnity obligations) have been satisfied in full and Bank is under no further obligation to make Credit Extensions hereunder. Bank’s foregoing appointment as each Borrower’s attorney in fact, and all of Bank’s rights and powers, coupled with an interest, are irrevocable until all Obligations (other than inchoate indemnity obligations) have been fully repaid and performed and Bank’s obligation to provide Credit Extensions terminates.

9.3 Protective Payments. If a Borrower fails to obtain the insurance called for by Section 6.5 or fails to pay any premium thereon or fails to pay any other amount which such Borrower is obligated to pay under this Agreement or any other Loan Document, Bank may obtain such insurance or make such payment, and all amounts so paid by Bank are Bank Expenses and immediately due and payable, bearing interest at the then highest rate applicable to the Obligations, and secured by the Collateral. Bank will make reasonable efforts to provide Borrowers with notice of Bank obtaining such insurance at the time it is obtained or within a reasonable time thereafter. No payments by Bank are deemed an agreement to make similar payments in the future or Bank’s waiver of any Event of Default.

9.4 Application of Payments and Proceeds Upon Default. If an Event of Default has occurred and is continuing, Bank may apply any funds in its possession, whether from Borrower account balances, payments, proceeds realized as the result of any collection of Accounts or other disposition of the Collateral, or otherwise, to the Obligations in such order as Bank shall determine in its sole discretion. Any surplus shall be paid to Borrowers or other Persons legally entitled thereto; Borrowers shall remain liable to Bank for any deficiency. If Bank, in its good faith business judgment, directly or indirectly enters into a deferred payment or other credit transaction with any purchaser at any sale of Collateral, Bank shall have the option, exercisable at any time, of either reducing the Obligations by the principal amount of the purchase price or deferring the reduction of the Obligations until the actual receipt by Bank of cash therefor.

9.5 Bank’s Liability for Collateral. So long as Bank complies with reasonable banking practices regarding the safekeeping of the Collateral in the possession or under the control of Bank, Bank shall not be liable or responsible for: (a) the safekeeping of the Collateral; (b) any loss or damage to the Collateral; (c) any diminution in the value of the Collateral; or (d) any act or default of any carrier, warehouseman, bailee, or other Person. Borrowers bear all risk of loss, damage or destruction of the Collateral.

9.6 No Waiver; Remedies Cumulative. Bank’s failure, at any time or times, to require strict performance by Borrowers of any provision of this Agreement or any other Loan Document shall not waive, affect, or diminish any right of Bank thereafter to demand strict performance and compliance herewith or therewith. No waiver hereunder shall be effective unless signed by the party granting the waiver and then is only effective for the specific instance and purpose for which it is given. Bank’s rights and remedies under this Agreement and the other

Loan Documents are cumulative. Bank has all rights and remedies provided under the Code, by law, or in equity. Bank’s exercise of one right or remedy is not an election and shall not preclude Bank from exercising any other remedy under this Agreement or other remedy available at law or in equity, and Bank’s waiver of any Event of Default is not a continuing waiver. Bank’s delay in exercising any remedy is not a waiver, election, or acquiescence.

9.7 Demand Waiver. Each Borrower waives demand, notice of default or dishonor, notice of payment and nonpayment, notice of any default, nonpayment at maturity, release, compromise, settlement, extension, or renewal of accounts, documents, instruments, chattel paper, and guarantees held by Bank on which such Borrower is liable.

9.8 Borrower Liability. Either Borrower may, acting singly, request Advances hereunder. Each Borrower hereby appoints the other as agent for the other for all purposes hereunder, including with respect to requesting Advances hereunder. Each Borrower hereunder shall be jointly and severally obligated to repay all Advances made hereunder, regardless of which Borrower actually receives said Advance, as if each Borrower hereunder directly received all Advances. Each Borrower waives (a) any suretyship defenses available to it under the Code or any other applicable law, including, without limitation, the benefit of California Civil Code Section 2815 permitting revocation as to future transactions and the benefit of California Civil Code Sections 1432, 2809, 2810, 2819, 2839, 2845, 2847, 2848, 2849, 2850, and 2899 and 3433, and (b) any right to require Bank to: (i) proceed against any other Borrower or any other person; (ii) proceed against or exhaust any security; or (iii) pursue any other remedy. Bank may exercise or not exercise any right or remedy it has against any Borrower or any security it holds (including the right to foreclose by judicial or non-judicial sale) without affecting any other Borrower’s liability. Notwithstanding any other provision of this Agreement or other related document, until the Obligations have been indefeasibly satisfied in full in cash and Bank no longer has a commitment to make Credit Extensions hereunder, each Borrower irrevocably waives all rights that it may have at law or in equity (including, without limitation, any law subrogating Borrower to the rights of Bank under this Agreement) to seek contribution, indemnification or any other form of reimbursement from any other Borrower, or any other Person now or hereafter primarily or secondarily liable for any of the Obligations, for any payment made by Borrower with respect to the Obligations in connection with this Agreement or otherwise and all rights that it might have to benefit from, or to participate in, any security for the Obligations as a result of any payment made by Borrower with respect to the Obligations in connection with this Agreement or otherwise. Any agreement providing for indemnification, reimbursement or any other arrangement prohibited under this Section shall be null and void. If any payment is made to a Borrower in contravention of this Section, such Borrower shall hold such payment in trust for Bank and such payment shall be promptly delivered to Bank for application to the Obligations, whether matured or unmatured.

10 NOTICES

All notices, consents, requests, approvals, demands, or other communication by any party to this Agreement or any other Loan Document must be in writing and shall be deemed to have been validly served, given, or delivered: (a) upon the earlier of actual receipt and three (3) Business Days after deposit in the U.S. mail, first class, registered or certified mail return receipt requested, with proper postage prepaid; (b) upon transmission, when sent by electronic mail or facsimile transmission; (c) one (1) Business Day after deposit with a reputable overnight courier with all charges prepaid; or (d) when delivered, if hand-delivered by messenger, all of which shall be addressed to the party to be notified and sent to the address, facsimile number, or email address indicated below. Bank or Borrowers may change their mailing or electronic mail address or facsimile number by giving the other party written notice thereof in accordance with the terms of this Section 10.

If to Borrowers:	Sequenom, Inc.
3595 John Hopkins Ct.
San Diego, CA 92121
Attn: Paul V. Maier
Fax: (858) 202-9020
Email: pmaier@sequenom.com

If to Bank:	Silicon Valley Bank
4370 La Jolla Village Drive, Suite 860
San Diego, CA 92130
Attn: Andy Pelletier Fax: (858) 622-1424
Email: APelletier@svb.com

11 CHOICE OF LAW, VENUE, JURY TRIAL WAIVER, AND JUDICIAL REFERENCE

California law governs the Loan Documents without regard to principles of conflicts of law. Borrowers and Bank each submit to the exclusive jurisdiction of the State and Federal courts in Santa Clara County, California; provided, however, that nothing in this Agreement shall be deemed to operate to preclude Bank from bringing suit or taking other legal action in any other jurisdiction to realize on the Collateral or any other security for the Obligations, or to enforce a judgment or other court order in favor of Bank. Each Borrower expressly submits and consents in advance to such jurisdiction in any action or suit commenced in any such court, and each Borrower hereby waives any objection that it may have based upon lack of personal jurisdiction, improper venue, or forum non conveniens and hereby consents to the granting of such legal or equitable relief as is deemed appropriate by such court. Each Borrower hereby waives personal service of the summons, complaints, and other process issued in such action or suit and agrees that service of such summons, complaints, and other process may be made by registered or certified mail addressed to such Borrower at the address set forth in, or subsequently provided by such Borrower in accordance with, Section 10 of this Agreement and that service so made shall be deemed completed upon the earlier to occur of such Borrower’s actual receipt thereof or three (3) Business Days after deposit in the U.S. mails, proper postage prepaid.

TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, EACH BORROWER AND BANK EACH WAIVE THEIR RIGHT TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE LOAN DOCUMENTS OR ANY CONTEMPLATED TRANSACTION, INCLUDING CONTRACT, TORT, BREACH OF DUTY AND ALL OTHER CLAIMS. THIS WAIVER IS A MATERIAL INDUCEMENT FOR BOTH PARTIES TO ENTER INTO THIS AGREEMENT. EACH PARTY HAS REVIEWED THIS WAIVER WITH ITS COUNSEL.

WITHOUT INTENDING IN ANY WAY TO LIMIT THE PARTIES’ AGREEMENT TO WAIVE THEIR RESPECTIVE RIGHT TO A TRIAL BY JURY, if the above waiver of the right to a trial by jury is not enforceable, the parties hereto agree that any and all disputes or controversies of any nature between them arising at any time shall be decided by a reference to a private judge, mutually selected by the parties (or, if they cannot agree, by the Presiding Judge of the Santa Clara County, California Superior Court) appointed in accordance with California Code of Civil Procedure Section 638 (or pursuant to comparable provisions of federal law if the dispute falls within the exclusive jurisdiction of the federal courts), sitting without a jury, in Santa Clara County, California; and the parties hereby submit to the jurisdiction of such court. The reference proceedings shall be conducted pursuant to and in accordance with the provisions of California Code of Civil Procedure §§ 638 through 645.1, inclusive. The private judge shall have the power, among others, to grant provisional relief, including without limitation, entering temporary restraining orders, issuing preliminary and permanent injunctions and appointing receivers. All such proceedings shall be closed to the public and confidential and all records relating thereto shall be permanently sealed. If during the course of any dispute, a party desires to seek provisional relief, but a judge has not been appointed at that point pursuant to the judicial reference procedures, then such party may apply to the Santa Clara County, California Superior Court for such relief. The proceeding before the private judge shall be conducted in the same manner as it would be before a court under the rules of evidence applicable to judicial proceedings. The parties shall be entitled to discovery which shall be conducted in the same manner as it would be before a court under the rules of discovery applicable to judicial proceedings. The private judge shall oversee discovery and may enforce all discovery rules and orders applicable to judicial proceedings in the same manner as a trial court judge. The parties agree that the selected or appointed private judge shall have the power to decide all issues in the action or proceeding, whether of fact or of law, and shall report a statement of decision thereon pursuant to California Code of Civil Procedure § 644(a). Nothing in this paragraph shall limit the right of any party at any time to exercise self-help remedies, foreclose against collateral, or obtain provisional remedies. The private judge shall also determine all issues relating to the applicability, interpretation, and enforceability of this paragraph.

12 GENERAL PROVISIONS

12.1 Successors and Assigns. This Agreement binds and is for the benefit of the successors and permitted assigns of each party. No Borrower may assign this Agreement or any rights or obligations under it without Bank’s prior written consent (which may be granted or withheld in Bank’s discretion). Bank has the right, without the consent of or notice to Borrowers, to sell, transfer, assign, negotiate, or grant participation in all or any part of, or any interest in, Bank’s obligations, rights, and benefits under this Agreement and the other Loan Documents.

12.2 Indemnification. Borrowers agree to indemnify, defend and hold Bank and its directors, officers, employees, agents, attorneys, or any other Person affiliated with or representing Bank (each, an “Indemnified Person”) harmless against: (a) all obligations, demands, claims, and liabilities (collectively, “Claims”) claimed or asserted by any other party in connection with the transactions contemplated by the Loan Documents; and (b) all losses or expenses (including Bank Expenses) in any way suffered, incurred, or paid by such Indemnified Person as a result of, following from, consequential to, or arising from transactions between Bank and Borrowers (including reasonable attorneys’ fees and expenses), except as to (a) or (b) for Claims and/or losses or expenses (including Bank Expenses) directly caused by such Indemnified Person’s gross negligence or willful misconduct.

12.3 Time of Essence. Time is of the essence for the performance of all Obligations in this Agreement.

12.4 Severability of Provisions. Each provision of this Agreement is severable from every other provision in determining the enforceability of any provision.

12.5 Correction of Loan Documents. Bank may correct patent errors and fill in any blanks in the Loan Documents consistent with the agreement of the parties so long as Bank provides Borrowers with written notice of such correction and allows Borrowers at least ten (10) days to object to such correction. In the event of such objection, such correction shall not be made except by an amendment signed by both Bank and Borrowers.

12.6 Amendments in Writing; Waiver; Integration. No purported amendment or modification of any Loan Document, or waiver, discharge or termination of any obligation under any Loan Document, shall be enforceable or admissible unless, and only to the extent, expressly set forth in a writing signed by the party against which enforcement or admission is sought. Without limiting the generality of the foregoing, no oral promise or statement, nor any action, inaction, delay, failure to require performance or course of conduct shall operate as, or evidence, an amendment, supplement or waiver or have any other effect on any Loan Document. Any waiver granted shall be limited to the specific circumstance expressly described in it, and shall not apply to any subsequent or other circumstance, whether similar or dissimilar, or give rise to, or evidence, any obligation or commitment to grant any further waiver. The Loan Documents represent the entire agreement about this subject matter and supersede prior negotiations or agreements. All prior agreements, understandings, representations, warranties, and negotiations between the parties about the subject matter of the Loan Documents merge into the Loan Documents.

12.7 Counterparts. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, is an original, and all taken together, constitute one Agreement.

12.8 Survival. All covenants, representations and warranties made in this Agreement continue in full force until this Agreement has terminated pursuant to its terms and all Obligations (other than inchoate indemnity obligations and any other obligations which, by their terms, are to survive the termination of this Agreement) have been paid in full and satisfied. The obligation of Borrowers in Section 12.2 to indemnify Bank shall survive until the statute of limitations with respect to such claim or cause of action shall have run.

12.9 Confidentiality. In handling any confidential information, Bank shall exercise the same degree of care that it exercises for its own proprietary information, but disclosure of information may be made: (a) to Bank’s Subsidiaries or Affiliates; (b) to prospective transferees or purchasers of any interest in the Credit Extensions (provided, however, Bank shall use its best efforts to obtain any prospective transferee’s or purchaser’s agreement to the terms of this provision); (c) as required by law, regulation, subpoena, or other order; (d) to Bank’s regulators or as otherwise required in connection with Bank’s examination or audit; (e) as Bank considers appropriate in exercising remedies under the Loan Documents; and (f) to third-party service providers of Bank so long as such service providers have executed a confidentiality agreement with Bank with terms no less restrictive than those contained herein. Confidential information does not include information that is either: (i) in the public domain or in Bank’s possession when disclosed to Bank, or becomes part of the public domain after disclosure to Bank through no fault of Bank; or (ii) disclosed to Bank by a third party if Bank does not know that the third party is prohibited from disclosing the information.

Bank may use confidential information for the development of databases, reporting purposes, and market analysis so long as such confidential information is aggregated and anonymized prior to distribution unless otherwise expressly permitted by Borrowers. The provisions of the immediately preceding sentence shall survive the termination of this Agreement.

12.10 Attorneys’ Fees, Costs and Expenses. In any action or proceeding between Borrowers and Bank arising out of or relating to the Loan Documents, the prevailing party shall be entitled to recover its reasonable attorneys’ fees and other costs and expenses incurred, in addition to any other relief to which it may be entitled.

12.11 Electronic Execution of Documents. The words “execution,” “signed,” “signature” and words of like import in any Loan Document shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity and enforceability as a manually executed signature or the use of a paper-based recordkeeping systems, as the case may be, to the extent and as provided for in any applicable law, including, without limitation, any state law based on the Uniform Electronic Transactions Act.

12.12 Captions. The headings used in this Agreement are for convenience only and shall not affect the interpretation of this Agreement.

12.13 Construction of Agreement. The parties mutually acknowledge that they and their attorneys have participated in the preparation and negotiation of this Agreement. In cases of uncertainty this Agreement shall be construed without regard to which of the parties caused the uncertainty to exist.

12.14 Relationship. The relationship of the parties to this Agreement is determined solely by the provisions of this Agreement. The parties do not intend to create any agency, partnership, joint venture, trust, fiduciary or other relationship with duties or incidents different from those of parties to an arm’s-length contract.

12.15 Third Parties. Nothing in this Agreement, whether express or implied, is intended to: (a) confer any benefits, rights or remedies under or by reason of this Agreement on any persons other than the express parties to it and their respective permitted successors and assigns; (b) relieve or discharge the obligation or liability of any person not an express party to this Agreement; or (c) give any person not an express party to this Agreement any right of subrogation or action against any party to this Agreement.

13 DEFINITIONS

13.1 Definitions. As used in the Loan Documents, the word “shall” is mandatory, the word “may” is permissive, the word “or” is not exclusive, the words “includes” and “including” are not limiting, the singular includes the plural, and numbers denoting amounts that are set off in brackets are negative. As used in this Agreement, the following capitalized terms have the following meanings:

“Account” is any “account” as defined in the Code with such additions to such term as may hereafter be made, and includes, without limitation, all accounts receivable and other sums owing to a Borrower or, on and after the date on which the Sequenom GmbH Share Pledge Documents are effective, to Sequenom Germany.

“Account Debtor” is any “account debtor” as defined in the Code with such additions to such term as may hereafter be made.

“Advance” or “Advances” means an advance (or advances) under the Revolving Line.

“Affiliate” is, with respect to any Person, each other Person that owns or controls directly or indirectly the Person, any Person that controls or is controlled by or is under common control with the Person, and each of that Person’s senior executive officers, directors, partners and, for any Person that is a limited liability company, that Person’s managers and members.

“Agreement” is defined in the preamble hereof.

“Availability Amount” is (a) the lesser of (i) the Revolving Line or (ii) the amount available under the Borrowing Base minus (b) the Dollar Equivalent amount of all outstanding Letters of Credit (including drawn but unreimbursed Letters of Credit) plus an amount equal to the Letter of Credit Reserve, minus (c) the FX Reduction Amount, minus (d) any amounts used for Cash Management Services, and minus (e) the outstanding principal balance of any Advances.

“Bank” is defined in the preamble hereof.

“Bank Expenses” are all audit fees and expenses, costs, and expenses (including reasonable attorneys’ fees and expenses) for preparing, amending, negotiating, administering, defending and enforcing the Loan Documents (including, without limitation, those incurred in connection with appeals or Insolvency Proceedings) or otherwise incurred with respect to Borrowers.

“Basic Rate” is the per annum rate of interest (based on a year of 360 days) equal to the sum of (a) U.S. Treasury note yield to maturity for a term equal to the Treasury Note Maturity as reported in the Federal Reserve Statistical Release H.15-Selected Interest Rates under the heading “U.S. Government Securities/Treasury Constant Maturities” on the applicable Funding Date, plus (b) three and one quarter percent (3.25%). (In the event Release H.15 is no longer published, Bank shall select a comparable publication to determine the U.S. Treasury note yield to maturity.)

“Borrower(s)” is defined in the preamble hereof.

“Borrower’s Books” are all of a Borrower’s books and records including ledgers, federal and state tax returns, records regarding such Borrower’s assets or liabilities, the Collateral, business operations or financial condition, and all computer programs or storage or any equipment containing such information.

“Borrowing Base” is eighty percent (80%) of Eligible Accounts, as determined by Bank from Borrowers’ most recent Transaction Report; provided, however, that Bank may decrease the foregoing percentage in its good faith business judgment based on events, conditions, contingencies, or risks which, as determined by Bank, may adversely affect Collateral.

“Borrowing Base Report” is defined in Section 6.2(a).

“Borrowing Resolutions” are, with respect to any Person, those resolutions substantially in the form attached hereto as Exhibit D.

“Business Day” is any day that is not a Saturday, Sunday or a day on which Bank is closed.

“Cash Equivalents” means (a) marketable direct obligations issued or unconditionally guaranteed by the United States or any agency or any State thereof having maturities of not more than one (1) year from the date of acquisition; (b) commercial paper maturing no more than one (1) year after its creation and having the highest rating from either Standard & Poor’s Ratings Group or Moody’s Investors Service, Inc.; (c) Bank’s certificates of deposit issued maturing no more than one (1) year after issue; and (d) money market funds at least ninety-five percent (95%) of the assets of which constitute Cash Equivalents of the kinds described in clauses (a) through (c) of this definition.

“Cash Management Services” is defined in Section 2.1.4.

“Code” is the Uniform Commercial Code, as the same may, from time to time, be enacted and in effect in the State of California; provided, that, to the extent that the Code is used to define any term herein or in any Loan Document and such term is defined differently in different Articles or Divisions of the Code, the definition of such term contained in Article or Division 9 shall govern; provided further, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection, or priority of, or remedies with respect to, Bank’s Lien on any Collateral is governed by the Uniform Commercial Code in effect in a jurisdiction other than the State of California, the term “Code” shall mean the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for purposes of the provisions thereof relating to such attachment, perfection, priority, or remedies and for purposes of definitions relating to such provisions.

“Collateral” is any and all properties, rights and assets of Borrowers described on Exhibit A.

“Collateral Account” is any Deposit Account, Securities Account, or Commodity Account.

“Commodity Account” is any “commodity account” as defined in the Code with such additions to such term as may hereafter be made.

“Compliance Certificate” is that certain certificate in the form attached hereto as Exhibit E.

“Contingent Obligation” is, for any Person, any direct or indirect liability, contingent or not, of that Person for (a) any indebtedness, lease, dividend, letter of credit or other obligation of another such as an obligation, in each case, directly or indirectly guaranteed, endorsed, co-made, discounted or sold with recourse by that Person, or for which that Person is directly or indirectly liable; (b) any obligations for undrawn letters of credit for the account of that Person; and (c) all obligations from any interest rate, currency or commodity swap agreement, interest rate cap or collar agreement, or other agreement or arrangement designated to protect a Person against fluctuation in interest rates, currency exchange rates or commodity prices; but “Contingent Obligation” does not include endorsements in the ordinary course of business. The amount of a Contingent Obligation is the stated or determined amount of the primary obligation for which the Contingent Obligation is made or, if not determinable, the maximum reasonably anticipated liability for it determined by the Person in good faith; but the amount may not exceed the maximum of the obligations under any guarantee or other support arrangement.

“Control Agreement” is any control agreement entered into among the depository institution at which a Borrower maintains a Deposit Account or the securities intermediary or commodity intermediary at which a Borrower maintains a Securities Account or a Commodity Account, such Borrower, and Bank pursuant to which Bank obtains control (within the meaning of the Code) over such Deposit Account, Securities Account, or Commodity Account.

“Copyrights” are any and all copyright rights, copyright applications, copyright registrations and like protections in each work or authorship and derivative work thereof, whether published or unpublished and whether or not the same also constitutes a trade secret.

“Credit Extension” is any Advance, Letter of Credit, Term Loan, FX Forward Contract, amount utilized for Cash Management Services, or any other extension of credit by Bank for Borrowers’ benefit.

“Default Rate” is defined in Section 2.3(b).

“Deferred Revenue” is all amounts received or invoiced in advance of performance under contracts and not yet recognized as revenue.

“Deposit Account” is any “deposit account” as defined in the Code with such additions to such term as may hereafter be made.

“Designated Deposit Account” is a Borrower’s deposit account, account number                             , maintained with Bank.

“Dollars,” “dollars” or use of the sign “$” means only lawful money of the United States and not any other currency, regardless of whether that currency uses the “$” sign to denote its currency or may be readily converted into lawful money of the United States.

“Dollar Equivalent” is, at any time, (a) with respect to any amount denominated in Dollars, such amount, and (b) with respect to any amount denominated in a Foreign Currency, the equivalent amount therefor in Dollars as determined by Bank at such time on the basis of the then-prevailing rate of exchange in San Francisco, California, for sales of the Foreign Currency for transfer to the country issuing such Foreign Currency.

“Draw Period” is the period of time from the Effective Date through the earlier to occur of (a) August 31, 2012 or (b) an Event of Default.

“Effective Date” is defined in the preamble hereof.

“Eligible Accounts” means Accounts which arise in the ordinary course of a Borrower’s business that meet all Borrowers’ representations and warranties in Section 5.3. Bank reserves the right at any time after the Effective Date to adjust any of the criteria set forth below and to establish new criteria in its good faith business judgment. Unless Bank otherwise agrees in writing, Eligible Accounts shall not include:

(a) Accounts that the Account Debtor has not paid within ninety (90) days of invoice date regardless of invoice payment period terms;

(b) Accounts owing from an Account Debtor, fifty percent (50%) or more of whose Accounts have not been paid within ninety (90) days of invoice date;

(c) Accounts owing from an Account Debtor which does not have its principal place of business in the United States or Canada unless such Accounts are otherwise Eligible Accounts and (i) covered in full by credit insurance satisfactory to Bank, less any deductible, (ii) supported by letter(s) of credit acceptable to Bank, (iii) supported by a guaranty from the Export-Import Bank of the United States, or (iv) that Bank otherwise approves of in writing (collectively, “Eligible Foreign Accounts”); provided, however, that Advances on account of Eligible Foreign Accounts shall not exceed an aggregate amount of Four Million Dollars ($4,000,000), after conversion to U.S. Dollars; provided further that the foregoing shall not apply to Accounts described in (d), below;

(d) Accounts billed and/or payable outside of the United States, unless, notwithstanding the limitations in, and without duplication with (c), above, on and after the date on which the Sequenom GmbH Share Pledge Documents are effective, such Accounts are Accounts billed and/or payable in Germany, in which case Advances on account of such Accounts shall not exceed an aggregate amount of Three Million Dollars ($3,000,000), after conversion to U.S. Dollars;

(e) Accounts owing from an Account Debtor to the extent that a Borrower is indebted or obligated in any manner to the Account Debtor (as creditor, lessor, supplier or otherwise - sometimes called “contra” accounts, accounts payable, customer deposits or credit accounts), with the exception of customary credits, adjustments and/or discounts given to an Account Debtor by a Borrower in the ordinary course of its business;

(f) Accounts for which the Account Debtor is a Borrower’s Affiliate, officer, employee, or agent;

(g) Accounts with credit balances over ninety (90) days from invoice date;

(h) Accounts owing from an Account Debtor which is a United States government entity or any department, agency, or instrumentality thereof unless the relevant Borrower has assigned its payment rights to Bank and the assignment has been acknowledged under the Federal Assignment of Claims Act of 1940, as amended;

(i) Accounts for demonstration or promotional equipment, or in which goods are consigned, or sold on a “sale guaranteed”, “sale or return”, “sale on approval”, or other terms if Account Debtor’s payment may be conditional;

(j) Accounts owing from an Account Debtor where goods or services have not yet been rendered to the Account Debtor (sometimes called memo billings or pre-billings);

(k) Accounts subject to contractual arrangements between a Borrower and an Account Debtor where payments shall be scheduled or due according to completion or fulfillment requirements where the Account Debtor has a right of offset for damages suffered as a result of such Borrower’s failure to perform in accordance with the contract (sometimes called contracts accounts receivable, progress billings, milestone billings, or fulfillment contracts);

(l) Accounts owing from an Account Debtor the amount of which may be subject to withholding based on the Account Debtor’s satisfaction of a Borrower’s complete performance (but only to the extent of the amount withheld; sometimes called retainage billings);

(m) Accounts subject to trust provisions, subrogation rights of a bonding company, or a statutory trust;

(n) Accounts owing from an Account Debtor that has been invoiced for goods that have not been shipped to the Account Debtor unless Bank, the relevant Borrower, and the Account Debtor have entered into an agreement acceptable to Bank in its sole discretion wherein the Account Debtor acknowledges that (i) it has title to and has ownership of the goods wherever located, (ii) a bona fide sale of the goods has occurred, and (iii) it owes payment for such goods in accordance with invoices from such Borrower (sometimes called “bill and hold” accounts);

(o) Accounts for which the Account Debtor has not been invoiced;

(p) Accounts that represent non-trade receivables or that are derived by means other than in the ordinary course of a Borrower’s business;

(q) Accounts for which a Borrower has permitted Account Debtor’s payment to extend beyond 90 days;

(r) Accounts subject to chargebacks or others payment deductions taken by an Account Debtor;

(s) Accounts in which the Account Debtor disputes liability or makes any claim (but only up to the disputed or claimed amount), or if the Account Debtor is subject to an Insolvency Proceeding, or becomes insolvent, or goes out of business;

(t) Accounts owing from an Account Debtor with respect to which Borrower has received Deferred Revenue (but only to the extent of such Deferred Revenue);

(u) Accounts owing from an Account Debtor, including Affiliates, whose total obligations to a Borrower exceed twenty-five percent (25%) of all Accounts, for the amounts that exceed that percentage, unless Bank approves in writing; and

(v) Accounts for which Bank in its good faith business judgment determines collection to be doubtful.

“Equipment” is all “equipment” as defined in the Code with such additions to such term as may hereafter be made, and includes without limitation all machinery, fixtures, goods, vehicles (including motor vehicles and trailers), and any interest in any of the foregoing.

“ERISA” is the Employee Retirement Income Security Act of 1974, and its regulations.

“Event of Default” is defined in Section 8.

“Exchange Act” is the Securities Exchange Act of 1934, as amended.

“Foreign Currency” means lawful money of a country other than the United States.

“Funding Date” is any date on which a Credit Extension is made to or for the account of Borrowers which shall be a Business Day.

“FX Business Day” is any day when (a) Bank’s Foreign Exchange Department is conducting its normal business and (b) the Foreign Currency being purchased or sold by a Borrower is available to Bank from the entity from which Bank shall buy or sell such Foreign Currency.

“FX Forward Contract” is defined in Section 2.1.3.

“FX Reduction Amount” is defined in Section 2.1.3.

“FX Reserve” is defined in Section 2.1.3.

“GAAP” is generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other Person as may be approved by a significant segment of the accounting profession, which are applicable to the circumstances as of the date of determination.

“General Intangibles” is all “general intangibles” as defined in the Code in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation, all Intellectual Property, claims, income and other tax refunds, security and other deposits, payment intangibles, contract rights, options to purchase or sell real or personal property, rights in all litigation presently or hereafter pending (whether in contract, tort or otherwise), insurance policies (including without limitation key man, property damage, and business interruption insurance), payments of insurance and rights to payment of any kind.

“Governmental Approval” is any consent, authorization, approval, order, license, franchise, permit, certificate, accreditation, registration, filing or notice, of, issued by, from or to, or other act by or in respect of, any Governmental Authority.

“Governmental Authority” is any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, any securities exchange and any self-regulatory organization.

“Indebtedness” is (a) indebtedness for borrowed money or the deferred price of property or services, such as reimbursement and other obligations for surety bonds and letters of credit, (b) obligations evidenced by notes, bonds, debentures or similar instruments, (c) capital lease obligations, and (d) Contingent Obligations.

“Indemnified Person” is defined in Section 12.2.

“Insolvency Proceeding” is any proceeding by or against any Person under the United States Bankruptcy Code, or any other bankruptcy or insolvency law, including assignments for the benefit of creditors, compositions, extensions generally with its creditors, or proceedings seeking reorganization, arrangement, or other relief.

“Intellectual Property” means all of a Borrower’s right, title, and interest in and to the following:

(a) its Copyrights, Trademarks and Patents;

(b) any and all trade secrets and trade secret rights, including, without limitation, any rights to unpatented inventions, know-how, operating manuals;

(c) any and all source code;

(d) any and all design rights which may be available to a Borrower;

(e) any and all claims for damages by way of past, present and future infringement of any of the foregoing, with the right, but not the obligation, to sue for and collect such damages for said use or infringement of the Intellectual Property rights identified above; and

(f) all amendments, renewals and extensions of any of the Copyrights, Trademarks or Patents.

“Inventory” is all “inventory” as defined in the Code in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation all merchandise, raw materials, parts, supplies, packing and shipping materials, work in process and finished products, including without limitation such inventory as is temporarily out of a Borrower’s custody or possession or in transit and including any returned goods and any documents of title representing any of the above.

“Investment” is any beneficial ownership interest in any Person (including stock, partnership interest or other securities), and any loan, advance or capital contribution to any Person.

“Letter of Credit” means a standby letter of credit issued by Bank or another institution based upon an application, guarantee, indemnity or similar agreement on the part of Bank as set forth in Section 2.1.2.

“Letter of Credit Application” is defined in Section 2.1.2(b).

“Letter of Credit Reserve” has the meaning set forth in Section 2.1.2(e).

“Lien” is a claim, mortgage, deed of trust, levy, charge, pledge, security interest or other encumbrance of any kind, whether voluntarily incurred or arising by operation of law or otherwise against any property.

“Loan Documents” are, collectively, this Agreement, the Perfection Certificate, the Sequenom GmbH Share Pledge Documents, any note, or notes or guaranties executed by a Borrower, and any other present or future agreement between a Borrower and/or for the benefit of Bank in connection with this Agreement, all as amended, restated, or otherwise modified.

“Material Adverse Change” is (a) a material impairment in the perfection or priority of Bank’s Lien in the Collateral or in the value of such Collateral; (b) a material adverse change in the business, operations, or condition (financial or otherwise) of Borrower; or (c) a material impairment of the prospect of repayment of any portion of the Obligations; or (d) Bank determines, based upon information available to it and in its reasonable judgment, that there is a reasonable likelihood that Borrower shall fail to comply with one or more of the financial covenants in Section 6 during the next succeeding financial reporting period.

“Monthly Financial Statements” is defined in Section 6.2(c).

“Obligations” are a Borrower’s obligations to pay when due any debts, principal, interest, Bank Expenses and other amounts such Borrower owes Bank now or later, whether under this Agreement, the Loan Documents, or otherwise, including, without limitation, all obligations relating to letters of credit (including reimbursement obligations for drawn and undrawn letters of credit), cash management services, and foreign exchange contracts, if any, and including interest accruing after Insolvency Proceedings begin and debts, liabilities, or obligations of such Borrower assigned to Bank, and to perform such Borrower’s duties under the Loan Documents.

“Operating Documents” are, for any Person, such Person’s formation documents, as certified with the Secretary of State of such Person’s state of formation on a date that is no earlier than 30 days prior to the Effective Date, and, (a) if such Person is a corporation, its bylaws in current form, (b) if such Person is a limited liability company, its limited liability company agreement (or similar agreement), and (c) if such Person is a partnership, its partnership agreement (or similar agreement), each of the foregoing with all current amendments or modifications thereto.

“Operating Liquidity” means, as of any date of determination, the amount of cash required to support Borrowers’ trailing three (3) month net cash operating losses.

“Patents” means all patents, patent applications and like protections including without limitation improvements, divisions, continuations, renewals, reissues, extensions and continuations-in-part of the same.

“Perfection Certificate” is defined in Section 5.1.

“Permitted Distributions” are:

(a) purchases of capital stock from former employees, consultants and directors pursuant to repurchase agreements, employee stock options, restricted stock option or stock option plans, or other similar agreements in an aggregate amount not to exceed Two Hundred Fifty Thousand Dollars ($250,000) in any fiscal year provided that at the time of such purchase no Event of Default has occurred and is continuing;

(b) distributions or dividends consisting solely of a Borrower’s capital stock;

(c) purchases for value of any rights distributed in connection with any stockholder rights plan;

(d) purchases of capital stock or options to acquire such capital stock with the proceeds received from a substantially concurrent issuance of capital stock or convertible securities;

(e) purchases of capital stock pledged as collateral for loans to employees;

(f) purchases of capital stock in connection with the exercise of stock options or stock appreciation rights by way of cashless exercise or in connection with the satisfaction of withholding tax obligations;

(g) purchases of fractional shares of capital stock arising out of stock dividends, splits or combinations or business combinations;

(h) conversions of convertible securities into other securities pursuant to the terms of such convertible securities or otherwise in exchange thereof; and

(i) distributions or dividends by a Subsidiary to a Borrower, or by Sequenom Center to Parent.

“Permitted Indebtedness” is:

(a) Borrowers’ Indebtedness to Bank under this Agreement and the other Loan Documents;

(b) Indebtedness existing on the Effective Date and shown on the Perfection Certificate;

(c) Subordinated Debt;

(d) unsecured Indebtedness to trade creditors incurred in the ordinary course of business;

(e) guaranties of Permitted Indebtedness;

(f) Indebtedness incurred as a result of endorsing negotiable instruments received in the ordinary course of business;

(g) Indebtedness secured by Liens permitted under clauses (a) and (c) of the definition of “Permitted Liens” hereunder;

(h) Indebtedness consisting of interest rate, currency, or commodity swap agreements, interest rate cap or collar agreements or arrangements entered into in the ordinary course of business and designated to protect a Borrower or its Subsidiaries against fluctuations in interest rates, currency exchange rates, or commodity prices;

(i) Indebtedness between a Borrower and any of its Subsidiaries or among any of Borrowers’ Subsidiaries or between Borrowers;

(j) Indebtedness with respect to documentary letters of credit;

(k) capitalized leases and purchase money Indebtedness not to exceed Two Hundred Fifty Thousand Dollars ($250,000) in the aggregate in any fiscal year secured by Liens permitted under clause (c) of the definition of “Permitted Liens”;

(l) Indebtedness of entities acquired in any permitted merger or acquisition transaction;

(m) Indebtedness of Borrowers or any of its Subsidiaries in the aggregate not in excess of $250,000 in the aggregate arising from agreements providing for indemnification, adjustment to purchase price, escrows, earn-outs or similar obligations, or guaranties or letters of credit, surety bonds or performance bonds securing Borrowers’ or any such Subsidiary’s performance pursuant to such agreements, in connection with Transfers not prohibited by Section 7.1 or acquisitions not prohibited by Section 7.3;

(n) other Indebtedness not otherwise permitted by Section 7.4 not exceeding Two Hundred Fifty Thousand Dollars ($250,000) in the aggregate outstanding at any time; and

(o) extensions, renewals and refinancings of Permitted Indebtedness, provided that the amount of such Indebtedness is not increased except by an amount equal to a reasonable premium or other reasonable amount paid in connection with such refinancing and by an amount equal to any existing, but unutilized, commitment thereunder.

“Permitted Investments” are:

(a) Investments (including, without limitation, Subsidiaries) shown on the Perfection Certificate and existing on the Effective Date;

(b) Investments consisting of (i) marketable direct obligations issued or unconditionally guaranteed by the United States or its agencies or any State maturing within 1 year from its acquisition, (ii) commercial paper maturing no more than 2 years after its creation and having the highest rating from either Standard & Poor’s Ratings Group or Moody’s Investors Service, Inc., and (iii) Bank’s certificates of deposit maturing no more than 2 years after issue; and (d) money market funds at least ninety-five percent (95%) of the assets of which constitute Investments of the kinds described in clauses (i) through (iii) of this definition;

(c) Investments consisting of Cash Equivalents;

(d) Investments consisting of the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of a Borrower;

(e) Investments consisting of deposit accounts, provided that Bank has a perfected security interest in such domestic deposit accounts to the extent required by Section 6.6;

(f) Investments accepted in connection with Transfers permitted by Section 7.1;

(g) Investments by a Borrower in another Borrower;

(h) Investments by a Borrower in domestic Subsidiaries, provided that such Subsidiaries are co-borrowers;

(i) Investments by a Borrower in non-domestic Subsidiaries not to exceed One Million Dollars ($1,000,000) in the aggregate in any fiscal year, provided that there is compliance with Section 6.11(b);

(j) Investments by a Subsidiary in a Borrower or in another Subsidiary; provided that a non-domestic Subsidiary shall not in the aggregate retain bank (or other financial institution) balances in excess of Five Million Dollars ($5,000,000);

(k) Investments approved by a Borrowers’ Board of Directors or otherwise pursuant to a Board-approved investment policy;

(l) Investments consisting of Collateral Accounts in the name of a Borrower or any Subsidiary, provided that Bank has a first priority, perfected security interest in such domestic Collateral Accounts to the extent required by Section 6.6(b);

(m) Investments consisting of extensions of credit to a Borrower’s or its Subsidiaries’ customers in the nature of accounts receivable, prepaid royalties or notes receivable in the ordinary course of business arising from the sale or lease of goods, provision of services or licensing activities of such Borrower;

(n) Investments consisting of interest rate, currency, or commodity swap agreements, interest rate cap or collar agreements or arrangements entered into in the ordinary course of business and designated to protect a Person against fluctuations in interest rates, currency exchange rates, or commodity prices;

(o) Investments consisting of (i) travel advances and employee relocation loans and other employee loans and advances in the ordinary course of business, and (ii) loans to employees, officers or directors relating to the purchase of equity securities of a Borrower or its Subsidiaries pursuant to employee stock purchase plans or agreements approved by such Borrower’s Board of Directors;

(p) Investments permitted by Section 7.3;

(q) Investments (including debt obligations) received in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the ordinary course of business;

(r) Investments consisting of notes receivable of, or prepaid royalties and other credit extensions, to customers and suppliers who are not Affiliates, in the ordinary course of business; provided that this paragraph (r) shall not apply to Investments of a Borrower in any Subsidiary;

(s) Joint ventures, corporate collaborations, or strategic alliances in the ordinary course of a Borrower’s business consisting of the licensing of technology, the development of technology or the providing of technical support, provided that any cash Investments by Borrowers do not exceed Two Hundred Fifty Thousand Dollars ($250,000) in the aggregate in any fiscal year;

(t) the formation or acquisition of Subsidiaries after the Effective Date, subject to the terms and conditions of this Agreement; and

(u) other Investments not otherwise permitted by Section 7.7 not exceeding $250,000 in the aggregate outstanding at any time.

“Permitted Liens” are:

(a) Liens existing on the Effective Date and shown on the Perfection Certificate or arising under this Agreement and the other Loan Documents;

(b) Liens for taxes, fees, assessments or other government charges or levies, either (i) not due and payable or (ii) being contested in good faith and for which a Borrower maintains adequate reserves on its Books, provided that no notice of any such Lien has been filed or recorded under the Internal Revenue Code of 1986, as amended, and the Treasury Regulations adopted thereunder;

(c) purchase money Liens (including capital leases) (i) on Equipment acquired or held by a Borrower incurred for financing the acquisition of the Equipment securing no more than Two Hundred Fifty Thousand Dollars ($250,000) in the aggregate amount outstanding, or (ii) existing on Equipment when acquired, if the Lien is confined to the property and improvements and the proceeds of the Equipment;

(d) Liens of carriers, warehousemen, suppliers, or other Persons that are possessory in nature arising in the ordinary course of business so long as such Liens secure liabilities in the aggregate amount not to exceed Two Hundred Fifty Thousand Dollars ($250,000) and are not delinquent or remain payable without penalty or are being contested in good faith and by appropriate proceedings which proceedings have the effect of preventing the forfeiture or sale of the property subject thereto;

(e) Liens to secure payment of workers’ compensation, employment insurance, old-age pensions, social security and other like obligations incurred in the ordinary course of business (other than Liens imposed by ERISA);

(f) Liens incurred in the extension, renewal or refinancing of the indebtedness secured by Liens described in (a) through (c), but any extension, renewal or replacement Lien must be limited to the property encumbered by the existing Lien and the principal amount of the indebtedness may not increase;

(g) leases or subleases of real property granted in the ordinary course of a Borrower’s business (or, if referring to another Person, in the ordinary course of such Person’s business), and leases, subleases, non-exclusive licenses or sublicenses of personal property (other than Intellectual Property) granted in the ordinary course of a Borrower’s business (or, if referring to another Person, in the ordinary course of such Person’s business), if the leases, subleases, licenses and sublicenses do not prohibit granting Bank a security interest therein;

(h) non-exclusive licenses of Intellectual Property granted to third parties in the ordinary course of business and other non-perpetual licenses that could not result in a legal transfer of title of the licensed property but that may be exclusive in respects other than territory and that may be exclusive as to territory only as to discrete geographical areas outside of the United States;

(i) the rights of licensors under inbound licenses to a Borrower, subject to the terms and conditions of this Agreement;

(j) Liens arising from attachments or judgments, orders, or decrees in circumstances not constituting an Event of Default under Sections 8.4 and 8.7;

(k) Liens in favor of other financial institutions arising in connection with a Borrower’s or a Subsidiary’s deposit and/or securities accounts held at such institutions, provided that Bank has a perfected security interest in the amounts held in such deposit and/or securities accounts to the extent required by Section 6.6(b);

(l) Liens in favor of custom and revenue authorities arising in the ordinary course of business as a matter of law to secure the payment of custom duties in connection with the importation of goods;

(m) deposits to secure the performance of bids, trade contracts (other than for borrowed money), contracts for the purchase of property, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case, incurred in the ordinary course of business and not representing an obligation for borrowed money; and

(n) easements, reservations, rights-of-way, restrictions, minor defects or irregularities in title and other similar Liens affecting real property not interfering in any material respect with the ordinary course of the business of Borrowers.

“Person” is any individual, sole proprietorship, partnership, limited liability company, joint venture, company, trust, unincorporated organization, association, corporation, institution, public benefit corporation, firm, joint stock company, estate, entity or government agency.

“Prime Rate” is the Prime Rate published in the Money Rates section of the Western Edition of The Wall Street Journal, provided, however, if such rate becomes unavailable, thereafter the “Prime Rate” is Bank’s most recently announced “prime rate,” even if it is not Bank’s lowest rate.

“Registered Organization” is any “registered organization” as defined in the Code with such additions to such term as may hereafter be made.

“Requirement of Law” is as to any Person, the organizational or governing documents of such Person, and any law (statutory or common), treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Responsible Officer” is any of the Chief Executive Officer, President, Chief Financial Officer and Controller of each Borrower.

“Restricted License” is any material license or other agreement with respect to which a Borrower is the licensee (a) that prohibits or otherwise restricts a Borrower from granting a security interest in such Borrower’s interest in such license or agreement or any other property, or (b) for which a default under or termination of which could interfere with the Bank’s right to sell any Collateral.

“Revolving Line” is an Advance or Advances in an amount equal to Ten Million Dollars ($10,000,000).

“Revolving Line Early Termination Fee” is an amount equal to (i) three percent (3.00%) of the Revolving Line at the time of termination if such termination occurs within twelve (12) months of the Effective Date, (ii) two percent (2.00%) of the Revolving Line at the time of termination if such prepayment occurs more than twelve (12) months form the Effective Date but less than twenty-four (24) months from the Effective Date, and (iii) one percent (1.00%) of the Revolving Line at the time of termination if such termination occurs more than twenty four (24) months from the Effective Date but less than thirty-six (36) months from the Effective Date.

“Revolving Line Maturity Date” is                              , 2014.

“SEC” shall mean the Securities and Exchange Commission, any successor thereto, and any analogous Governmental Authority.

“Securities Account” is any “securities account” as defined in the Code with such additions to such term as may hereafter be made.

“Sequenom Germany” means SEQUENOM Gesellschaft für Genomanalytik mbH, an entity organized under the laws of Germany and a wholly-owned Subsidiary of Parent.

“Sequenom GmbH Share Pledge Documents” means that certain Share Pledge Agreement by and among Parent, Sequenom Germany and Bank, and all documents and/or instruments executed and or delivered in connection therewith, all in form and content reasonably acceptable to Bank.

“Settlement Date” is defined in Section 2.1.3.

“Shares” means (i) sixty-five percent (65%) of the issued and outstanding capital stock, membership units or other securities owned or held of record by Parent in any Subsidiary of Parent which is not an entity organized under the laws of the United States or any territory thereof, and (ii) one hundred percent (100%) of the issued and outstanding capital stock, membership units or other securities owned or held of record by Parent in any Subsidiary of Parent which is an entity organized under the laws of the United States or any territory thereof.

“Subordinated Debt” is indebtedness incurred by a Borrower subordinated to all of such Borrower’s now or hereafter indebtedness to Bank (pursuant to a subordination, intercreditor, or other similar agreement in form and substance satisfactory to Bank entered into between Bank and the other creditor), on terms acceptable to Bank.

“Subsidiary” is, as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person. Unless the context otherwise requires, each reference to a Subsidiary herein shall be a reference to a Subsidiary of a Borrower.

“Term Loan” is a loan made by Bank pursuant to the terms of Section 2.1.5 hereof.

“Term Loan Payment/Advance Form” is that certain form attached hereto as Exhibit B.

“Term Loan Amount” is an amount equal to Twenty Million Dollars ($20,000,000).

“Term Loan Final Payment” is a payment (in addition to and not a substitution for the regular monthly payments of principal plus accrued interest) due on the earliest to occur of (a) the Term Loan Maturity Date, (b) the acceleration of the Term Loans, or (c) the prepayment of the Term Loans, equal to the aggregate principal amount of all Term Loans advanced to Borrowers by Bank multiplied by the Term Loan Final Payment Percentage. Notwithstanding the foregoing, if the aggregate principal amount of the Term Loans advanced to Borrower is less than Twelve Million Dollars ($12,000,000), the Term Loan Final Payment shall be Four Hundred Twenty Thousand Dollars ($420,000).

“Term Loan Final Payment Percentage” is three and one half percent (3.50%).

“Term Loan Maturity Date” is May 1, 2015.

“Term Loan Payment” is defined in Section 2.1.5(b).

“Term Loan Prepayment Fee” means with respect to any Term Loan subject to prepayment prior to                             , 2012, whether by mandatory or voluntary prepayment, acceleration or otherwise, an additional fee payable to the Bank in amount equal to two percent (2.00%) of the principal amount of such Term Loan prepaid.

“Trademarks” means any trademark and servicemark rights, whether registered or not, applications to register and registrations of the same and like protections, and the entire goodwill of the business of a Borrower connected with and symbolized by such trademarks.

“Transaction Report” is that certain report of transactions and schedule of collections in the form attached hereto as Exhibit C.

“Transfer” is defined in Section 7.1.

“Treasury Note Maturity” is with respect to each Term Loan, the Draw Period remaining with respect to such Term Loan, plus thirty three (33) months.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the Effective Date.

BORROWERS:

SEQUENOM, INC.

By	/s/ Paul V. Maier
Name:	Paul V. Maier
Title:	CFO

SEQUENOM CENTER FOR MOLECULAR MEDICINE, LLC

By	/s/ Paul V. Maier
Name:	Paul V. Maier
Title:	President

BANK:

SILICON VALLEY BANK

By
Name:
Title:

[Signature page to Loan and Security Agreement]

EXHIBIT A – COLLATERAL DESCRIPTION

The Collateral consists of all of each Borrower’s right, title and interest in and to the following personal property:

All goods, Accounts (including health-care receivables), Equipment, Inventory, contract rights or rights to payment of money, leases, license agreements, franchise agreements, General Intangibles (except as provided below), commercial tort claims, documents, instruments (including any promissory notes), chattel paper (whether tangible or electronic), cash, deposit accounts, all Pledged CDs, fixtures, letters of credit rights (whether or not the letter of credit is evidenced by a writing), securities, and all other investment property, supporting obligations, and financial assets, whether now owned or hereafter acquired, wherever located; and

all Borrower’s Books relating to the foregoing, and any and all claims, rights and interests in any of the above and all substitutions for, additions, attachments, accessories, accessions and improvements to and replacements, products, proceeds and insurance proceeds of any or all of the foregoing.

Notwithstanding the foregoing, the Collateral does not include:

(i) any Intellectual Property; provided, however, the Collateral shall include all Accounts and all proceeds of Intellectual Property. If a judicial authority (including a U.S. Bankruptcy Court) would hold that a security interest in the underlying Intellectual Property is necessary to have a security interest in such Accounts and such property that are proceeds of Intellectual Property, then the Collateral shall automatically, and effective as of the Effective Date, include the Intellectual Property to the extent necessary to permit perfection of Bank’s security interest in such Accounts and such other property of Borrower that are proceeds of the Intellectual Property;

(ii) more than 65% of the voting power entitled to vote of all classes of capital stock of any Subsidiary not organized under the laws of the United States or any state or territory thereof or the District of Columbia; or

(iii) any Inbound License (as defined below) in which a Borrower has any right, title or interest if and to the extent such Inbound License includes a provision containing a restriction on assignment such that the creation of a security interest in the right, title or interest of such Borrower therein would be prohibited and would, in and of itself, cause or result in a default thereunder enabling the licensor to enforce any remedy with respect thereto; provided that the foregoing exclusion shall not apply if (i) such prohibition has been waived or such other person has otherwise consented to the creation hereunder of a security interest in such Inbound License or (ii) such prohibition would be rendered ineffective pursuant to Section 9-408 of the California Uniform Commercial Code; provided further that immediately upon the ineffectiveness, lapse or termination of any such provision, the Collateral shall include, and such Borrower shall be deemed to have granted on the date hereof a security interest in, all its rights, title and interests in and to such Inbound License as if such provision had never been in effect; or

(iv) the collateral described on the following UCC-1 Financing Statements, until such time as such Financing Statement is terminated or the indebtedness evidenced thereby has been satisfied in full:

(A) UCC-1 financing statement (file no. 62404994) filed by Citicorp Vendor Finance, Inc. against Parent with the Delaware Secretary of State on July 12, 2006;

(B) UCC-1 financing statement (file no. 74039094) filed by General Electric Capital Corporation against Parent with the Delaware Secretary of State on October 4, 2007;

(C) UCC-1 financing statement (file no. 80095792) filed by General Electric Capital Corporation against Parent with the Delaware Secretary of State on January 4, 2008;

(D) UCC-1 financing statement (file no. 81188653) filed by General Electric Capital Corporation against Parent with the Delaware Secretary of State on March 31, 2008;

(E) UCC-1 financing statement (file no. 82522108) filed by General Electric Capital Corporation against Parent with the Delaware Secretary of State on July 16, 2008;

(F) UCC-1 financing statement (file no. 83392386) filed by Cisco Systems Capital Corporation against Parent with the Delaware Secretary of State on October 7, 2008;

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(G) UCC-1 financing statement (file no. 92583383) filed by U.S. Bancorp against Parent with the Delaware Secretary of State on August 12, 2009; and

(H) UCC-1 financing statement (file no. 2009076288-8) filed by LHPT, Inc. dba Mr. Copy against Sequenom Center with the Michigan Secretary of State on May 20, 2009.

For purposes hereof, the term “Inbound Licenses” means: (i) Research Agreement dated August 3, 2004 between The Chinese University of Hong Kong (“CUHK”) and Parent (Agreement No. TS042063), (ii) License Agreement dated November 1, 2006 between CUHK and Parent (Agreement No. TS052504), (iii) License Agreement dated December 22, 2006 between CUHK and Parent (Agreement No. TS063403), (iv) License Agreement dated January 5, 2007 between CUHK and Parent (Agreement No. TS063596 (v) Sponsored Research Agreement dated March 6, 2008 between CUHK and Parent (Agreement No. TS084290), (vi) License Agreement dated September 16, 2008 between CUHK and Parent (Agreement No. TS094849), (vii) Sponsored Research Agreement between CUHK and Parent dated May 3, 2011 (Agreement No. TS116377), (viii) License Agreement between CUHK and Parent dated May 3, 2011 (Agreement No. TS116378), (ix) License Agreement between CUHK and Parent dated May 3, 2011 (Agreement No. TS116379), (x) Exclusive License of Technology Agreement (ISIS Project No. 046) dated October 14, 2005 between ISIS Innovation Limited and Parent, in each case, as amended from time to time.

Pursuant to the terms of a certain negative pledge arrangement with Bank, Borrower has agreed not to encumber any of its Intellectual Property without Bank’s prior written consent except as permitted under the Agreement.

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EXHIBIT B – TERM LOAN PAYMENT/ADVANCE REQUEST FORM

DEADLINE FOR SAME DAY PROCESSING IS NOON PACIFIC TIME*

Fax To:	Date:

LOAN PAYMENT:
SEQUENOM, INC. on behalf of all Borrowers

From Account #	To Account #
(Deposit Account #)	(Loan Account #)
Principal $	and/or Interest $

Authorized Signature:	Phone Number:
Print Name/Title:

LOAN ADVANCE:

Complete Outgoing Wire Request section below if all or a portion of the funds from this loan advance are for an outgoing wire.

From Account #	To Account #
(Loan Account #)	(Deposit Account #)

Amount of Advance $

All Borrowers’ representations and warranties in the Loan and Security Agreement are true, correct and complete in all material respects on the date of the request for an advance; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date:

Authorized Signature:	Phone Number:
Print Name/Title:

OUTGOING WIRE REQUEST:

Complete only if all or a portion of funds from the loan advance above is to be wired.
Deadline for same day processing is noon, Pacific Time

Beneficiary Name:	Amount of Wire: $
Beneficiary Bank:	Account Number:
City and State:

Beneficiary Bank Transit (ABA)#:	Beneficiary Bank Code (Swift, Sort, Chip, etc.):
(For International Wire Only)

Intermediary Bank:	Transit (ABA) #:
For Further Credit to:

Special Instruction:

By signing below, I (we) acknowledge and agree that my (our) funds transfer request shall be processed in accordance with and subject to the terms and conditions set forth in the agreements(s) covering funds transfer service(s), which agreements(s) were previously received and executed by me (us).

Authorized Signature:	2nd Signature (if required):
Print Name/Title:	Print Name/Title:
Telephone #:	Telephone #:

* Unless otherwise provided for an Advance bearing interest at LIBOR

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EXHIBIT C – TRANSACTION REPORT

[EXCEL SPREADSHEET TO BE PROVIDED SEPARATELY BY LENDING OFFICER.]

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EXHIBIT D

BORROWING RESOLUTIONS

Corporation Resolutions and Incumbency Certification

Authority to Procure Loans

I certify that I am the duly elected and qualified Secretary of Sequenom, Inc.; that the following is a true and correct copy of resolutions duly adopted by the Board of Directors of the Corporation in accordance with its bylaws and applicable statutes.

Copy of Resolutions:

Be it Resolved, That:

1.	Any one (1) of the following HARRY F. HIXSON, JR., CEO, PAUL V. MAIER, CFO (insert titles only) of the Corporation are/is authorized, for, on behalf of, and in the name of the Corporation to:

(a)	Negotiate and procure loans, letters of credit and other credit or financial accommodations from Silicon Valley Bank (“Bank”), a California corporation, from time to time;

(b)	Discount with the Bank, commercial or other business paper belonging to the Corporation made or drawn by or upon third parties;

(c)

Purchase, sell, exchange, assign, endorse for transfer and/or deliver certificates and/or instruments representing stocks, bonds, evidences of Indebtedness or other securities owned by the Corporation, whether or not registered in the name of the Corporation;

(d)

Give security for any liabilities of the Corporation to the Bank by grant, security interest, assignment, lien, deed of trust or mortgage upon any real or personal property, tangible or intangible of the Corporation; and

(e)

Execute and deliver in form and content as may be required by the Bank any and all notes, evidences of Indebtedness, applications for letters of credit, guaranties, subordination agreements, loan and security agreements, financing statements, assignments, liens, deeds of trust, mortgages, trust receipts and other agreements, instruments or documents to carry out the purposes of these Resolutions, ,and any and all amendments or modifications thereto, any or all of which may relate to all or to substantially all of the Corporation’s property and assets.

2.

Said Bank be and it is authorized and directed to pay the proceeds of any such loans or discounts as directed by the persons so authorized to sign, whether so payable to the order of any of said persons in their individual capacities or not, and whether such proceeds are deposited to the individual credit of any of said persons or not;

3.

Any and all agreements, instruments and documents previously executed and acts and things previously done to carry out the purposes of these Resolutions are ratified, confirmed and approved as the act or acts of the Corporation.

4.

These Resolutions shall continue in force, and the Bank may consider the holders of said offices and their signatures to be and continue to be as set forth in a certified copy of these Resolutions delivered to the Bank, until notice to the contrary in writing is duly served on the Bank (such notice to have no effect on any action previously taken by the Bank in reliance on these Resolutions).

5.

Any person, corporation or other legal entity dealing with the Bank may rely upon a certificate signed by an officer of the Bank to effect that these Resolutions and any agreement, instrument or document executed pursuant to them are still in full force and effect and binding upon the Corporation.

6.

The Bank may consider the holders of the offices of the Corporation and their signatures, respectively, to be and continue to be as set forth in the Certificate of the Secretary of the Corporation until notice to the contrary in writing is duly served on the Bank.

I further certify that the above Resolutions are in full force and effect as of the date of this Certificate; that these Resolutions and any borrowings or financial accommodations under these Resolutions have been properly noted in the corporate books and records, and have not been rescinded, annulled, revoked or modified; that neither the foregoing Resolutions nor any actions to be taken pursuant to them are or will be in contravention of any provision of the articles of incorporation or bylaws of the Corporation or of any agreement, indenture or other instrument to which the Corporation is a party or by which it is bound; and that neither the articles of incorporation nor bylaws of the Corporation nor any agreement, indenture or other instrument to which the Corporation is a party or by which it is bound require the vote or consent of shareholders of the Corporation to authorize any act, matter or thing described in the foregoing Resolutions.

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I further certify that the following named persons have been duly elected to the offices set opposite their respective names, that they continue to hold these offices at the present time, and that the signatures which appear below are the genuine, original signatures of each respectively:

(PLEASE SUPPLY GENUINE SIGNATURES OF AUTHORIZED SIGNERS BELOW)

NAME (Type or Print)	TITLE	SIGNATURE

HARRY F. HIXSON, JR.	CEO	/s/ HARRY F. HIXSON, JR.

PAUL V. MAIER	CFO	/s/ PAUL V. MAIER

In Witness Whereof, I have affixed my name as Secretary and have caused the corporate seal (where available) of said Corporation to be affixed on MAY 31, 2011.

/s/ Clark W. Neumann
Secretary

***

The Above Statements are Correct.	/s/ Clark W. Neumann
SIGNATURE OF OFFICER OR DIRECTOR OR, IF NONE. A SHAREHOLDER OTHER THAN SECRETARY WHEN SECRETARY IS AUTHORIZED TO SIGN ALONE.

Failure to complete the above when the Secretary is authorized to sign alone shall constitute a certification by the Secretary that the Secretary is the sole Shareholder, Director and Officer of the Corporation.

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LIMITED LIABILITY COMPANY BORROWING CERTIFICATE

BORROWER: SEQUENOM CENTER FOR MOLECULAR MEDICINE, LLC                     DATE:                     , 2011

BANK:   Silicon Valley Bank

I/We hereby certify as follows, as of the date set forth above:

Borrower is duly organized, existing and in good standing as a

  Sole     member-managed

               manager-managed

limited liability company under the laws of the State of Michigan, and that we are all of Borrower’s

     X       members

               managers

and that Borrower’s name shown above is the exact legal name of Borrower.

We/ I certify that at a duly held meeting of Borrower (or by other authorized company action) the following resolutions were adopted. Such resolutions are in full force and effect as of the date hereof and have not been in any way modified, repealed, rescinded, amended or revoked, and Bank may rely on them until Bank receives written notice of revocation from Borrower.

RESOLVED, that any one of the following individuals, whose names, titles and signatures are below, may act on behalf of Borrower:

Name	Title	Signature	Authorized to Add or Remove Signatories

PAUL V. MAIER	PRESIDENT	/s/ PAUL V. MAIER	☐

☐

☐

☐

RESOLVED FURTHER, that any one of the persons designated above with a checked box beside his or her name may, from time to time, add or remove any individuals to and from the above list of persons authorized to act on behalf of Borrower.

RESOLVED FURTHER, that such individuals may, on behalf of Borrower:

Borrow Money. Borrow money from Bank.

Execute Loan Documents. Execute any loan documents Bank requires.

Grant Security. Grant Bank a security interest in any of Borrower’s assets.

Negotiate Items. Negotiate or discount all drafts, trade acceptances, promissory notes, or other indebtedness in which Borrower has an interest and receive cash or otherwise use the proceeds.

Letters of Credit. Apply for letters of credit from Bank.

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Foreign Exchange Contracts. Execute spot or forward foreign exchange contracts.

Further Acts. Designate other individuals to request advances, pay fees and costs and execute other documents or agreements (including documents or agreement that waive Borrowers right to a jury trial) they believe to be necessary to effectuate such resolutions.

RESOLVED FURTHER, that all acts authorized by the above resolutions and any prior acts relating thereto are ratified.

The persons listed above are Borrower’s members/managers or employees with their titles and signatures shown next to their names.

The execution, delivery, and performance of this Certificate are within the undersigned’s powers, have been duly authorized, and are not in conflict with nor constitute a breach of any provision contained in the undersigned’s operating agreement, nor will they constitute an event of default under any material agreement to which the undersigned is a party or by which the undersigned is bound. No consent from any other party is required to execute this Certificate.

We/I certify that the persons listed below are Borrower’s members/managers with their signatures shown above their names.

We/I have read all the provisions of this Limited Liability Company Borrowing Certificate, and we certify and agree to its terms.

/s/ Clarke W. Neumann
Clarke W. Neumann
[print name]	[print name]
SECRETARY
[title]	[title]

[print name]	[print name]

[title]	[title]

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EXHIBIT E

COMPLIANCE CERTIFICATE

TO:	SILICON VALLEY BANK	Date:
FROM:	SEQUENOM, INC.

The undersigned authorized officer of SEQUENOM, INC. (a “Borrower”) certifies that under the terms and conditions of the Loan and Security Agreement between Borrowers and Bank (the “Agreement”):

(1) Borrowers are in complete compliance for the period ending                                with all required covenants except as noted below; (2) there are no Events of Default except as noted below; (3) all representations and warranties in the Agreement are true and correct in all material respects on this date except as noted below; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date; (4) each Borrower, and each of their Subsidiaries, have timely filed all required tax returns and reports or extensions therefor, and each Borrower has timely paid all foreign, federal, state and local taxes, assessments, deposits and contributions owed by such Borrower except as otherwise permitted pursuant to the terms of Section 5.9 of the Agreement; and (5) no Liens have been levied or claims made against a Borrower or any of its Subsidiaries relating to unpaid employee payroll or benefits of which such Borrower has not previously provided written notification to Bank.

Attached are the required documents supporting the certification. The undersigned certifies that these are prepared in accordance with GAAP consistently applied from one period to the next except as explained in an accompanying letter or footnotes. The undersigned acknowledges that no borrowings may be requested at any time or date of determination that Borrowers are not in compliance with any of the terms of the Agreement, and that compliance is determined not just at the date this certificate is delivered. Capitalized terms used but not otherwise defined herein shall have the meanings given them in the Agreement.

Please indicate compliance status by circling Yes/No under “Complies” column.

Reporting Covenant	Required	Complies

Monthly financial statements with Compliance Certificate	Monthly within 30 days	Yes No
Annual financial statement (CPA Audited) + CC	FYE within 120 days	Yes No
Annual financial projections	FYE within 60 days
10-Q, 10-K and 8-K	Within 5 days after filing with SEC	Yes No
Deferred Revenue reports	Monthly within 30 days, if applicable
Borrowing Base Certificate A/R & A/P Agings	Monthly within 30 days	Yes No

Financial Covenant	Required	Actual	Complies

Maintain on a Monthly Basis:
Minimum Liquidity	*see section 6.7	$	Yes No

The following financial covenant analysis and information set forth in Schedule 1 attached hereto are true and accurate as of the date of this Certificate.

The following are the exceptions with respect to the certification above: (If no exceptions exist, state “No exceptions to note.”)

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SEQUENOM, INC. on behalf of itself and the other Borrowers

By:

Name:

Title:

BANK USE ONLY

Received by:

AUTHORIZED SIGNER

Date:

Verified:
AUTHORIZED SIGNER

Date:

Compliance Status:             Yes         No

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Schedule 1 to Compliance Certificate

Financial Covenants of Borrowers

  In the event of a conflict between this Schedule and the Loan Agreement, the terms of the Loan Agreement shall govern.

Dated:

I. Minimum Liquidity (Section 6.7)

Required:             An amount equal to or greater than (i) the sum of all Indebtedness to Bank plus (ii) Operating Liquidity

Actual:

A.	Unrestricted cash and marketable securities	$

B.	Availability Amount	$

C.	Liquidity (line A plus line B)	$

D.	Indebtedness to Bank	$

E.	Operating Liquidity (trailing 3 month)	$

F.	Line D plus line E	$

Is line C equal to or greater than line F?

No, not in compliance	Yes, in compliance

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